Filed pursuant to Rule 424(b)(3)
File No. 333-268405 and 377-06056
AG TWIN BROOK CAPITAL INCOME FUND
SUPPLEMENT NO. 4 DATED AUGUST 25, 2023
TO THE PROSPECTUS DATED JANUARY 11, 2023

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of AG Twin Brook Capital Income Fund (“we,” “us,” “our,” or the “Fund”), dated January 11, 2023 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is:

•to include our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2023

On August 11, 2023, we filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 with the Securities and Exchange Commission. The report (without exhibits) is attached to this Supplement.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2023
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number: 814-01520
AG Twin Brook Capital Income Fund
(Exact name of registrant as specified in its charter)

Delaware	88-6102187

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 Park Avenue, 26th Floor, New York, NY	10167
(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, including area code): (212) 692-2000
________________________________________________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None
Securities registered pursuant to Section 12(g) of the Act:
Common Shares, par value $0.001 per share
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐ No ☒
As of August 11, 2023, the registrant had 23,183,428 common shares of beneficial interest, $0.001 par value per share, outstanding. Common Shares outstanding exclude July 3, 2023 subscriptions since the issuance price is not yet finalized at the date of this filing.

2

PART I	FINANCIAL INFORMATION	#
Item 1.	Financial Statements	#
	Consolidated Statements of Assets and Liabilities as of June 30, 2023 (Unaudited) and December 31, 2022	#

Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2023 and for the Three Months Ended June 30, 2022 and for the Period January 27, 2022 (Inception) through June 30, 2022 (Unaudited)
#

Consolidated Statements of Changes in Net Assets for the Three and Six Months ended June 30, 2023 and for the Three Months Ended June 30, 2022 and for the period January 27, 2022 (Inception) through June 30, 2022 (Unaudited)
#
	Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 (Unaudited) and for the period January 27, 2022 (Inception) through June 30, 2022 (Unaudited)	#
	Consolidated Schedules of Investments as of June 30, 2023 (Unaudited) and December 31, 2022	#
	Notes to Consolidated Financial Statements (Unaudited)	#
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	#
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	#
Item 4.	Controls and Procedures	#

PART II	OTHER INFORMATION	#
Item 1.	Legal Proceedings	15
Item 1A.	Risk Factors	#
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	#
Item 3.	Defaults Upon Senior Securities	#
Item 4.	Mine Safety Disclosures	#
Item 5.	Other Information	#
Item 6.	Exhibits	22
Signatures		#
3

PART I - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
AG Twin Brook Capital Income FundConsolidated Statements of Assets and Liabilities
(Amounts in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliated investments at fair value (amortized cost of $943,989 and $795,429, respectively)	$945,778	$797,019
Non-controlled/affiliated investments at fair value (amortized cost of $34,165 and $27,234, respectively)	38,564	27,468
Cash	15,350	22,659
Restricted cash	25,956	15,850
Deferred financing costs	7,175	7,892
Interest receivable	3,802	6,023
Deferred offering costs	1,086	459
Prepaid expenses	38	138
Total assets	$1,037,749	$877,508
Liabilities
Debt (Note 5)	$423,200	$323,200
Interest payable	6,206	4,782
Dividend payable	4,173	15,707
Income incentive fee payable	1,915	1,412
Management fees payable	1,770	1,397
Accrued expenses and other liabilities payable to affiliate	1,390	1,064
Deferred tax liability	924	—
Capital gains incentive fee payable	793	249
Deferred income	509	614
Due to affiliate	—	188
Total liabilities	440,880	348,613
Commitments and contingencies (Note 7)
Net assets
Class I common shares $0.001 par value, unlimited shares authorized; 23,183,428 and 20,943,030 shares issued and outstanding, respectively	$23	$21
Additional paid-in-capital	583,748	528,878
Total distributable earnings (loss)	13,098	(4)
Total net assets	596,869	528,895
Total liabilities and net assets	$1,037,749	$877,508
Net asset value per share	$25.75	$25.25

AG Twin Brook Capital Income Fund
Consolidated Statements of Operations
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Investment income
Investment income from non-controlled, non-affiliated investments:
Interest	$28,312	$297	$52,451	$297
Other	331	418	1,259	418
Total investment income from non-controlled, non-affiliated investments:	28,643	715	53,710	715
Total investment income	28,643	715	53,710	715
Expenses
Interest	$9,625	$104	$17,317	$104
Income incentive fees(1)	1,915	—	3,585	—
Management fees(1)	1,770	174	3,410	174
Offering costs	836	60	1,618	60
Other	357	38	643	38
Professional fees	721	16	1,273	16
Administrative fees(1)	321	255	1,072	255
Capital gains incentive fees(1)	209	—	543	—
Organizational costs	—	61	528	381
Accounting fees	114	72	272	72
Insurance fees	23	82	112	82
Trustees' fees	45	52	89	52
Total expenses	15,936	914	30,462	1,234
Net investment income (loss) before taxes	$12,707	$(199)	$23,248	$(519)
Deferred federal tax provision(2)	346	—	924	—
Net investment income (loss) after taxes	$12,361	$(199)	$22,324	$(519)
Net realized and unrealized gain (loss) on investment transactions
Net realized gain (loss) on investment transactions:
Non-controlled, non-affiliated investments	—	—	(18)	—
Net change in unrealized gain (loss) on investment transactions:
Non-controlled, non-affiliated investments	29	(6)	199	(6)
Non-controlled, affiliated investments	1,644	—	4,165	—
Total net realized and unrealized gain (loss) on investment transactions	1,673	(6)	4,346	$(6)
Net increase (decrease) in net assets resulting from operations	$14,034	$(205)	$26,670	$(525)
Net investment income (loss) per share - basic and diluted	$0.54	$(0.09)	$1.02	$(0.34)
Earnings (loss) per share - basic and diluted	$0.62	$(0.09)	$1.22	$(0.34)
Weighted average shares outstanding - basic and diluted	22,724,706	2,241,785	21,890,401	1,533,872
(1)Refer to Note 6 - Agreements and Related Party Transactions
(2)Related to the Company’s wholly-owned, consolidated subsidiary, Twin Brook Equity XXXIII Corp., which is treated as a corporation for United States federal income tax purposes

AG Twin Brook Capital Income Fund
Consolidated Statements of Changes in Net Assets
(Amounts in thousands, except share amounts)
(Unaudited)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Increase (decrease) in net assets resulting from operations
Net investment income (loss)	$12,361	$(199)	$22,324	$(519)
Net realized gain (loss)	—	—	(18)	—
Net change in unrealized gain (loss)	1,673	(6)	4,364	(6)
Net increase (decrease) in net assets resulting from operations	14,034	(205)	26,670	(525)
Dividends
Dividends declared from earnings	(12,295)	—	(16,120)	—
Net increase (decrease) in net assets resulting from dividends	(12,295)	—	(16,120)	—
Capital share transactions
Proceeds from shares sold	49,325	174,998	57,140	175,000
Distributions reinvested	284	—	284	—
Net increase (decrease) in net assets resulting from capital share transactions	49,609	174,998	57,424	175,000
Total increase (decreases) in net assets	51,348	174,793	67,974	174,475
Net assets, at beginning of period	545,521	(318)	528,895	—
Net assets, at end of period	$596,869	$174,475	$596,869	$174,475

AG Twin Brook Capital Income Fund
Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Cash flows from operating activities
Net increase (decrease) in net assets resulting from operations	$26,670	$(525)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash used in operating activities:
Net realized (gain) loss on investments	18	—
Net change in unrealized (appreciation) depreciation on investments	(4,364)	6
Net accretion on debt instruments	(2,186)	(25)
Net paydown gain on debt instruments	(359)	—
Interest received in-kind	(59)	—
Purchases and drawdowns of investments	(253,754)	(85,995)
Proceeds from sales and paydowns of investments	100,849	—
Amortization of deferred financing costs	867	45
Amortization of deferred offering costs	1,618	60
Change in operating assets and liabilities:
(Increase) decrease in interest receivable	2,221	(243)
(Increase) decrease in prepaid expenses	100	—
Increase (decrease) in interest payable	1,424	58
Increase (decrease) in accrued expenses and other liabilities payable to affiliate	326	466
Increase (decrease) in income incentive fees payable	503	—
Increase (decrease) in management fees payable	373	174
Increase (decrease) in deferred tax liability	924	—
Increase (decrease) in capital gains incentive fees payable	544	—
Increase (decrease) in deferred income	(105)	107
Increase (decrease) in due to affiliate	(188)	360
Increase (decrease) in organizational costs payable to affiliate	—	378
Net cash used in operating activities	(124,578)	(85,134)
Cash flows from financing activities
Dividends paid	(27,370)	—
Proceeds from issuance of common shares	57,140	173,512
Borrowings on debt	230,400	1,000
Payments on debt	(130,400)	—
Payments for deferred financing costs	(150)	(3,522)
Payments for deferred offering costs	(2,245)	(360)
Net cash provided by financing activities	127,375	170,630
Net change in cash	2,797	85,496
Cash
Cash, beginning of period	38,509	—
Cash, end of period	$41,306	$85,496
Supplemental and non-cash information

Contributions receivable	$—	$1,488
Distributions reinvested	$284	$—
Cash paid during the period for interest	$15,026	$1
Dividends payable	$4,173	$—
The following table provides a reconciliation of cash and restricted cash reported within the consolidated statements of assets and liabilities:
Cash	$15,350	$85,496
Restricted cash	25,956	—
Total cash and restricted cash	$41,306	$85,496

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Investments
Non-controlled/non-affiliated senior secured debt
Air freight and logistics
Load One Purchaser Corporation (6)	First lien senior secured delayed draw term loan	S +	5.75%	11.25%	6/21/2028	$6,080	$(94)	$(92)	(0.02)%
Load One Purchaser Corporation	First lien senior secured revolving loan	S +	5.75%	11.25%	6/21/2028	3,482	291	296	0.05%
Load One Purchaser Corporation	First lien senior secured term loan	S +	5.75%	11.25%	6/21/2028	13,410	13,175	13,200	2.21%
Zipline Logistics, LLC (6)	First lien senior secured delayed draw term loan	S +	5.75%	10.97%	9/19/2027	4,527	(76)	(70)	(0.01)%
Zipline Logistics, LLC (6)	First lien senior secured revolving loan	S +	5.75%	10.97%	9/19/2027	1,687	(28)	(26)	0.00%
Zipline Logistics, LLC	First lien senior secured term loan	S +	5.75%	10.97%	9/19/2027	6,889	6,768	6,779	1.14%
							20,036	20,087	3.37%
Auto components
Raneys, LLC	First lien senior secured delayed draw term loan	S +	6.00%	11.45%	6/7/2027	$4,855	$1,255	$1,270	0.21%
Raneys, LLC (6)	First lien senior secured revolving loan	S +	6.00%	11.50%	6/7/2027	1,522	(29)	(27)	0.00%
Raneys, LLC	First lien senior secured term loan	S +	6.00%	11.50%	6/7/2027	8,894	8,715	8,735	1.46%
A.P.A. Industries, LLC (6)	First lien senior secured revolving loan	S +	6.25%	11.75%	1/10/2028	1,523	(35)	(33)	(0.01)%
A.P.A. Industries, LLC	First lien senior secured term loan	S +	6.25%	11.75%	1/10/2028	10,065	9,836	9,849	1.65%
							19,742	19,794	3.31%
Chemicals
Custom Agronomics Holdings, LLC (6)	First lien senior secured revolving loan	S +	6.50%	12.00%	8/30/2027	$2,312	$(39)	$(35)	(0.01)%
Custom Agronomics Holdings, LLC	First lien senior secured term loan	S +	6.50%	12.00%	8/30/2027	3,910	3,843	3,849	0.64%
							3,804	3,814	0.63%
Commercial services and supplies
Industrial Air Flow Dynamics, Inc. (6)	First lien senior secured revolving loan	S +	6.25%	11.45%	8/5/2028	$2,537	$(43)	$(39)	(0.01)%
Industrial Air Flow Dynamics, Inc.	First lien senior secured term loan	S +	6.25%	11.45%	8/5/2028	17,668	17,353	17,390	2.91%
QLS Buyer, Inc (6)	First lien senior secured revolving loan	S +	6.00%	11.23%	5/2/2028	1,591	(38)	(38)	(0.01)%
QLS Buyer, Inc	First lien senior secured term loan	S +	6.00%	11.23%	5/2/2028	12,434	12,132	12,132	2.03%
							29,404	29,445	4.92%
Construction and engineering
Rose Paving, LLC	First lien senior secured revolving loan	S +	5.50%	10.94%	11/7/2028	$4,961	$2,285	$2,295	0.38%
Rose Paving, LLC	First lien senior secured term loan	S +	5.50%	10.70%	11/7/2028	16,768	16,391	16,415	2.75%
Ironhorse Purchaser, LLC	First lien senior secured delayed draw term loan	S +	6.50%	12.00%	9/30/2027	9,366	9,252	9,262	1.55%
Ironhorse Purchaser, LLC (7)	First lien senior secured revolving loan	S +	6.50%	11.84%	9/30/2027	5,813	3,590	3,617	0.61%
Ironhorse Purchaser, LLC	First lien senior secured term loan	S +	6.50%	12.00%	9/30/2027	30,452	30,043	30,099	5.04%
							61,561	61,688	10.33%

Company(1)(2)	Investment	Reference Rate and Spread (5)	Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Containers and packaging
Bulk Lift International, LLC (6)	First lien senior secured revolving loan	S +	6.75%	12.25%	11/15/2027	$1,748	$(43)	$(41)	(0.01)%
Bulk Lift International, LLC	First lien senior secured term loan	S +	6.75%	12.25%	11/15/2027	5,787	5,645	5,653	0.95%
K-1 Packaging Group, LLC. (6)	First lien senior secured revolving loan	S +	6.00%	11.22%	10/6/2027	6,748	(144)	(136)	(0.02)%
K-1 Packaging Group, LLC.	First lien senior secured term loan	S +	6.00%	11.22%	10/6/2027	32,949	32,208	32,278	5.42%
Sixarp, LLC (6)	First lien senior secured delayed draw term loan	S +	5.25%	10.75%	8/5/2027	3,180	(51)	(48)	(0.01)%
Sixarp, LLC (6)	First lien senior secured revolving loan	S +	5.25%	10.75%	8/5/2027	3,732	(61)	(56)	(0.01)%
Sixarp, LLC	First lien senior secured term loan	S +	5.25%	10.75%	8/5/2027	19,726	19,386	19,422	3.25%
							56,940	57,072	9.57%
Diversified consumer services
ACES Intermediate, LLC (6)	First lien senior secured revolving loan	S +	5.50%	10.72%	7/27/2027	$6,964	$(113)	$(104)	(0.02)%
ACES Intermediate, LLC	First lien senior secured term loan	S +	5.50%	10.72%	7/27/2027	31,219	30,693	30,747	5.16%
Yard-Nique, Inc	First lien senior secured delayed draw term loan	S +	6.00%	11.39%	4/30/2026	6,086	399	402	0.07%
Yard-Nique, Inc (6)	First lien senior secured revolving loan	S +	6.00%	11.39%	4/30/2026	870	(10)	(9)	0.00%
Yard-Nique, Inc	First lien senior secured term loan	S +	6.00%	11.39%	4/30/2026	6,705	6,631	6,640	1.11%
Esquire Deposition Solutions, LLC	First lien senior secured delayed draw term loan	S +	6.50%	11.90%	12/30/2027	3,842	2,331	2,332	0.39%
Esquire Deposition Solutions, LLC	First lien senior secured revolving loan	S +	6.50%	11.89%	12/30/2027	2,162	590	592	0.10%
Esquire Deposition Solutions, LLC	First lien senior secured term loan	S +	6.50%	11.89%	12/30/2027	13,391	13,026	13,041	2.18%
CL Services Acquisition, LLC	First lien senior secured delayed draw term loan	S +	6.25%	11.65%	4/25/2028	7,090	3,658	3,658	0.61%
CL Services Acquisition, LLC (6)	First lien senior secured revolving loan	S +	6.25%	11.47%	4/25/2028	1,591	(38)	(38)	(0.01)%
CL Services Acquisition, LLC	First lien senior secured term loan	S +	6.25%	11.47%	4/25/2028	9,891	9,651	9,648	1.62%
							66,818	66,909	11.21%
Electrical equipment
WCI Volt Purchaser, LLC (6)	First lien senior secured revolving loan	S +	5.75%	11.25%	9/15/2028	$2,249	$(39)	$(36)	(0.01)%
WCI Volt Purchaser, LLC	First lien senior secured term loan	S +	5.75%	11.25%	9/15/2028	9,834	9,656	9,674	1.62%
							9,617	9,638	1.61%
Electronic equipment, instruments and components
ITSavvy LLC	First lien senior secured delayed draw term loan	S +	5.25%	10.57%	8/8/2028	$2,428	$2,183	$2,184	0.37%
ITSavvy LLC (6)	First lien senior secured revolving loan	S +	5.50%	11.05%	8/8/2028	1,741	(15)	(12)	0.00%
ITSavvy LLC	First lien senior secured term loan	S +	5.50%	11.05%	8/8/2028	11,188	11,092	11,114	1.86%
							13,260	13,286	2.23%
Food and staples retailing

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Universal Pure, LLC	First lien senior secured delayed draw term loan	S +	6.00%	11.34%	10/31/2028	$355	$36	$36	0.01%
Universal Pure, LLC (8)	First lien senior secured revolving loan	S +	6.00%	11.36%	10/31/2028	6,992	1,752	1,760	0.29%
Universal Pure, LLC	First lien senior secured term loan	S +	6.00%	11.39%	10/31/2028	17,009	16,584	16,602	2.78%
							18,372	18,398	3.08%
Food products
Sun Orchard, LLC (6)	First lien senior secured revolving loan	S +	5.25%	10.75%	7/8/2027	$5,223	$(84)	$(77)	(0.01)%
Sun Orchard, LLC	First lien senior secured term loan	S +	5.25%	10.75%	7/8/2027	9,408	9,252	9,268	1.55%
BPCP WLF Intermedco LLC (6)	First lien senior secured delayed draw term loan	S +	6.00%	11.39%	8/19/2027	5,846	(97)	(89)	(0.01)%
BPCP WLF Intermedco LLC	First lien senior secured revolving loan	S +	6.00%	11.39%	8/19/2027	3,383	1,297	1,302	0.22%
BPCP WLF Intermedco LLC	First lien senior secured term loan	S +	6.00%	11.39%	8/19/2027	23,209	22,815	22,852	3.83%
Treat Planet Acquisition, LLC (6)	First lien senior secured revolving loan	S +	6.50%	12.00%	1/11/2028	1,965	(53)	(52)	(0.01)%
Treat Planet Acquisition, LLC	First lien senior secured term loan	S +	6.50%	12.00%	1/11/2028	7,264	7,065	7,073	1.19%
							40,195	40,277	6.76%
Health care equipment and supplies
Medical Technology Associates, Inc. (6)	First lien senior secured revolving loan	S +	6.25%	11.75%	7/25/2028	$1,929	$(41)	$(37)	(0.01)%
Medical Technology Associates, Inc.	First lien senior secured term loan	S +	6.25%	11.75%	7/25/2028	14,286	13,970	14,010	2.35%
Nasco Healthcare Inc. (9)	First lien senior secured revolving loan	S +	5.75%	11.13%	6/30/2025	3,322	800	803	0.13%
Nasco Healthcare Inc.	First lien senior secured term loan	S +	5.75%	11.14%	6/30/2025	17,722	17,561	17,581	2.95%
Surplus Solutions, LLC (6)	First lien senior secured revolving loan	S +	6.00%	11.50%	11/30/2027	1,771	(39)	(37)	(0.01)%
Surplus Solutions, LLC	First lien senior secured term loan	S +	6.00%	11.50%	11/30/2027	10,093	9,871	9,882	1.66%
							42,122	42,202	7.07%
Health care providers and services
Benefit Plan Administrators of Eau Claire, LLC	First lien senior secured delayed draw term loan	S +	5.50%	11.00%	6/7/2026	$7,318	$1,645	$1,648	0.28%
Benefit Plan Administrators of Eau Claire, LLC (6)	First lien senior secured revolving loan	S +	5.50%	10.79%	6/7/2026	1,672	(20)	(18)	0.00%
Benefit Plan Administrators of Eau Claire, LLC	First lien senior secured term loan	S +	5.50%	10.79%	6/7/2026	12,897	12,730	12,748	2.14%
Change Academy at Lake of the Ozarks, LLC	First lien senior secured revolving loan	S +	5.50%	11.00%	8/2/2027	5,786	1,255	1,263	0.21%
Change Academy at Lake of the Ozarks, LLC	First lien senior secured term loan	S +	5.50%	10.89%	8/2/2027	29,547	29,051	29,098	4.88%
Endodontic Practice Partners, LLC	First lien senior secured delayed draw term loan	S +	6.00%	11.66%	11/2/2027	16,642	12,780	12,801	2.14%
Endodontic Practice Partners, LLC	First lien senior secured revolving loan	S +	6.00%	11.22%	11/2/2027	1,918	156	161	0.03%
Endodontic Practice Partners, LLC	First lien senior secured term loan	S +	6.00%	11.46%	11/2/2027	14,846	14,568	14,610	2.45%
IPC Pain Acquisition, LLC	First lien senior secured delayed draw term loan	S +	6.00%	11.22%	5/19/2027	10,830	9,680	9,683	1.62%
IPC Pain Acquisition, LLC (6)	First lien senior secured revolving loan	S +	6.00%	11.22%	5/19/2027	1,115	(13)	(11)	0.00%
IPC Pain Acquisition, LLC	First lien senior secured term loan	S +	6.00%	11.22%	5/19/2027	2,771	2,737	2,742	0.46%

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
NH Kronos Buyer, Inc. (6)	First lien senior secured revolving loan	S +	6.25%	11.64%	11/1/2028	12,443	(332)	(292)	(0.05)%
NH Kronos Buyer, Inc.	First lien senior secured term loan	S +	6.25%	11.64%	11/1/2028	51,746	50,345	50,497	8.46%
Propio LS, LLC	First lien senior secured revolving loan	S +	5.50%	11.02%	8/2/2027	3,619	520	525	0.09%
Propio LS, LLC	First lien senior secured term loan	S +	5.50%	10.96%	8/2/2027	19,741	19,405	19,442	3.26%
Purpose Home Health Acquisition, LLC (6)	First lien senior secured delayed draw term loan	S +	6.25%	11.71%	11/3/2027	6,682	(131)	(122)	(0.02)%
Purpose Home Health Acquisition, LLC (6)	First lien senior secured revolving loan	S +	6.25%	11.71%	11/3/2027	1,918	(37)	(35)	(0.01)%
Purpose Home Health Acquisition, LLC	First lien senior secured term loan	S +	6.25%	11.71%	11/3/2027	7,921	7,765	7,777	1.30%
ADVI Health, LLC (6)	First lien senior secured revolving loan	S +	7.00%	12.50%	11/29/2027	1,062	(23)	(22)	0.00%
ADVI Health, LLC	First lien senior secured term loan	S +	7.00%	12.50%	11/29/2027	6,211	6,070	6,081	1.02%
Spear Education Holdings, LLC (6)	First lien senior secured revolving loan	S +	7.50%	12.89%	12/15/2027	4,463	(109)	(105)	(0.02)%
Spear Education Holdings, LLC	First lien senior secured term loan	S +	7.50%	12.89%	12/15/2027	12,509	12,196	12,210	2.05%
US Foot and Ankle Specialists, LLC	First lien senior secured delayed draw term loan	S +	5.75%	10.97%	9/15/2026	16,558	9,710	9,714	1.63%
US Foot and Ankle Specialists, LLC	First lien senior secured revolving loan	S +	5.75%	10.97%	9/15/2026	2,699	637	640	0.11%
US Foot and Ankle Specialists, LLC	First lien senior secured term loan	S +	5.75%	10.97%	9/15/2026	20,915	20,619	20,644	3.46%
MWEC Management, LLC (6)	First lien senior secured delayed draw term loan	S +	6.00%	11.39%	2/14/2025	1,429	(32)	(33)	(0.01)%
MWEC Management, LLC	First lien senior secured revolving loan	S +	6.00%	11.39%	2/14/2028	1,924	111	114	0.02%
MWEC Management, LLC	First lien senior secured term loan	S +	6.00%	11.39%	2/14/2028	11,684	11,377	11,399	1.91%
Beghou Consulting, LLC (6)	First lien senior secured revolving loan	S +	6.00%	11.50%	5/1/2028	2,654	(71)	(71)	(0.01)%
Beghou Consulting, LLC	First lien senior secured term loan	S +	6.00%	11.50%	5/1/2028	14,897	14,499	14,499	2.43%
BPCP EE Intermedco LLC	First lien senior secured delayed draw term loan	S +	6.25%	11.64%	4/3/2028	3,213	1,986	1,990	0.33%
BPCP EE Intermedco LLC (6)	First lien senior secured revolving loan	S +	6.25%	11.64%	4/3/2028	2,244	(59)	(56)	(0.01)%
BPCP EE Intermedco LLC	First lien senior secured term loan	S +	6.25%	11.64%	4/3/2028	6,526	6,355	6,363	1.07%
Flourish Research Acquisition, LLC (6)	First lien senior secured delayed draw term loan	S +	6.50%	11.81%	4/28/2025	2,162	(51)	(51)	(0.01)%
Flourish Research Acquisition, LLC (6)	First lien senior secured revolving loan	S +	6.50%	11.81%	4/28/2026	829	(20)	(20)	—%
Flourish Research Acquisition, LLC	First lien senior secured term loan	S +	6.50%	11.81%	4/28/2026	19,027	18,569	18,569	3.11%
H2 Holdco, Inc. (6)	First lien senior secured delayed draw term loan	S + 5.25% + 2.25% PIK		11.01%	5/5/2028	7,061	(205)	(205)	(0.03)%
H2 Holdco, Inc. (6)(10)	First lien senior secured revolving loan	S + 5.25% + 2.25% PIK		11.01%	5/5/2028	2,488	(72)	(72)	(0.01)%
H2 Holdco, Inc.	First lien senior secured term loan	S + 5.25% + 2.25% PIK		11.01%	5/5/2028	17,292	16,785	16,787	2.81%
							280,376	280,892	47.09%
Health care technology

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
AHR Intermediate, Inc	First lien senior secured delayed draw term loan	S +	5.25%	10.60%	7/29/2027	$5,202	$3,795	$3,782	0.63%
AHR Intermediate, Inc	First lien senior secured revolving loan	S +	5.25%	10.75%	7/29/2027	7,708	645	705	0.12%
AHR Intermediate, Inc	First lien senior secured term loan	S +	5.25%	10.75%	7/29/2027	24,169	23,939	23,964	4.01%
							28,379	28,451	4.76%
Household durables
CPS Power Buyer, LLC	First lien senior secured delayed draw term loan	S +	6.50%	11.72%	9/26/2027	$3,018	$2,605	$2,609	0.44%
CPS Power Buyer, LLC (6)	First lien senior secured revolving loan	S +	6.50%	12.00%	9/26/2027	1,687	(29)	(26)	0.00%
CPS Power Buyer, LLC	First lien senior secured term loan	S +	6.50%	12.00%	9/26/2027	5,092	5,001	5,010	0.84%
Kwalu, LLC (6)	First lien senior secured revolving loan	S +	5.75%	11.25%	9/23/2027	5,061	(86)	(79)	(0.01)%
Kwalu, LLC	First lien senior secured term loan	S +	5.75%	11.25%	9/23/2027	24,712	24,277	24,315	4.07%
MacKenzie Childs Acquisition, Inc.	First lien senior secured revolving loan	S +	6.00%	11.11%	9/2/2027	3,374	2,882	2,887	0.48%
MacKenzie Childs Acquisition, Inc.	First lien senior secured term loan	S +	6.00%	11.11%	9/2/2027	17,972	17,738	17,766	2.98%
Renovation Systems, LLC	First lien senior secured delayed draw term loan	S +	6.00%	11.53%	1/23/2028	5,826	4,069	4,070	0.68%
Renovation Systems, LLC	First lien senior secured revolving loan	S +	6.00%	11.50%	1/23/2028	1,965	437	439	0.07%
Renovation Systems, LLC	First lien senior secured term loan	S +	6.00%	11.50%	1/23/2028	12,349	12,013	12,025	2.01%
							68,907	69,016	11.56%
Industrial Conglomerates
Hultec Buyer, LLC	First lien senior secured revolving loan	S +	6.25%	11.45%	3/31/2029	$3,825	$273	$277	0.05%
Hultec Buyer, LLC	First lien senior secured term loan	S +	6.25%	11.65%	3/31/2029	14,230	13,814	13,839	2.32%
							14,087	14,116	2.37%
IT services
Icreon Holdings, LLC (6)	First lien senior secured revolving loan	S +	6.50%	12.00%	10/26/2027	1,049	$(23)	$(21)	—%
Icreon Holdings, LLC	First lien senior secured term loan	S +	6.50%	12.00%	10/26/2027	8,223	8,040	8,056	1.35%
							8,017	8,035	1.35%
Machinery
Double E Company, LLC (6)	First lien senior secured delayed draw term loan	S +	6.00%	11.39%	6/21/2028	$1,969	$(15)	$(13)	0.00%
Double E Company, LLC	First lien senior secured revolving loan	S +	6.00%	11.32%	6/21/2028	3,044	1,294	1,299	0.22%
Double E Company, LLC	First lien senior secured term loan	S +	6.00%	11.39%	6/21/2028	17,367	17,217	17,260	2.89%
							18,496	18,546	3.11%
Media
Optimized Marketing Acquisition, LLC	First lien senior secured revolving loan	S +	5.75%	11.05%	8/19/2027	$3,383	$1,128	$1,133	0.19%
Optimized Marketing Acquisition, LLC	First lien senior secured term loan	S +	5.75%	10.97%	8/19/2027	26,037	25,590	25,636	4.30%
RKD Group, LLC (6)	First lien senior secured revolving loan	S +	6.00%	11.39%	8/17/2028	4,905	(63)	(55)	(0.01)%
RKD Group, LLC	First lien senior secured term loan	S +	6.00%	11.39%	8/17/2028	33,507	33,072	33,138	5.55%
WTWH Buyer, LLC (6)	First lien senior secured revolving loan	S +	6.50%	12.00%	12/16/2027	1,638	(37)	(35)	(0.01)%
WTWH Buyer, LLC	First lien senior secured term loan	S +	6.50%	12.00%	12/16/2027	10,145	9,912	9,927	1.66%

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
							69,602	69,744	11.68%
Professional services
Helpware, Inc.	First lien senior secured revolving loan	S +	5.75%	11.23%	9/8/2026	$5,061	$1,800	$1,807	0.30%
Helpware, Inc.	First lien senior secured term loan	S +	5.75%	11.25%	9/8/2026	14,043	13,874	13,894	2.33%
							15,674	15,701	2.63%
Software
Shasta Buyer, LLC	First lien senior secured revolving loan	S +	6.25%	11.75%	8/9/2028	$2,199	$250	$253	0.04%
Shasta Buyer, LLC	First lien senior secured term loan	S +	6.25%	11.75%	8/9/2028	11,604	11,399	11,422	1.91%
							11,649	11,675	1.95%
Specialty retail
Soccer Post Acquisition, LLC	First lien senior secured delayed draw term loan	S +	5.50%	11.00%	6/30/2027	$1,513	$1,416	$1,418	0.24%
Soccer Post Acquisition, LLC	First lien senior secured revolving loan	S +	5.50%	11.00%	6/30/2027	1,741	185	187	0.03%
Soccer Post Acquisition, LLC	First lien senior secured term loan	S +	5.50%	11.00%	6/30/2027	7,552	7,443	7,455	1.25%
							9,044	9,060	1.52%
Trading companies and distributors
Ascent Lifting, Inc.	First lien senior secured revolving loan	S +	6.00%	11.20%	9/9/2027	$2,500	$605	$608	0.10%
Ascent Lifting, Inc.	First lien senior secured term loan	S +	6.00%	11.20%	9/9/2027	17,280	16,840	16,862	2.83%
NEFCO Holding Company, LLC	First lien senior secured delayed draw term loan	S +	6.50%	12.06%	8/5/2028	2,186	2,155	2,154	0.36%
NEFCO Holding Company, LLC	First lien senior secured delayed draw term loan	S +	6.50%	12.09%	8/5/2024	2,192	25	28	0.00%
NEFCO Holding Company, LLC	First lien senior secured delayed draw term loan	S +	6.50%	11.78%	8/5/2028	2,611	2,593	2,570	0.43%
NEFCO Holding Company, LLC	First lien senior secured revolving loan	P +	5.50%	13.75%	8/5/2028	3,045	1,572	1,576	0.26%
NEFCO Holding Company, LLC	First lien senior secured term loan	S +	6.50%	11.78%	8/5/2028	14,360	14,097	14,134	2.37%
							37,887	37,932	6.35%
Total non-controlled/non-affiliated senior secured debt							$943,989	$945,778	158.46%

Non-controlled/affiliated investments
Multisector holdings
Twin Brook Equity Holdings, LLC (11) (12) (13)	Equity 7.03% membership interest						$34,165	$38,564	6.46%
Total non-controlled/affiliated investments							$34,165	$38,564	6.46%
Total investments							$978,154	$984,342	164.92%
(1)Unless otherwise indicated, all investments are considered Level 3 investments. Under section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), we may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. The status of these assets under the 1940 Act is subject to change. The Company monitors the status of these assets on an ongoing basis. As of June 30, 2023, there were no non-qualifying assets.

(2)Unless otherwise indicated, all investments represent co-investments made with the Company’s affiliates in accordance with the terms of the exemptive relief that the Company received from the U.S. Securities and Exchange Commission. Refer to Note 6 for further information.
(3)Principal/par amount is denominated in U.S. Dollars (“$”) unless otherwise noted.
(4)The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(5)Unless otherwise indicated, the interest rate on the principal balance outstanding for all floating rate loans is indexed to the Term Secured Overnight Financing Rate (“Term SOFR” or “S”) and/or an alternate base rate (e.g. prime rate (“P”)), which typically resets semiannually, quarterly, or monthly at the borrower’s option. The applicable base rate may be subject to a floor. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the applicable margin has been provided over Term SOFR based on each respective credit agreement. As of June 30, 2023, the reference rates for the floating rate loans were the Term SOFR of 5.09% and the Prime Rate of 8.25%.
(6)Represents revolvers and delayed draw term loans where the entire balance is unfunded as of June 30, 2023. The negative fair value is a result of the commitment being valued below par. Refer to Note 7 for further information.
(7)Principal balance includes reserve for letter of credit of $82,358 on which the borrower pays 6.50%.
(8)Principal balance includes reserve for letter of credit of $160,279 on which the borrower pays 6.00%.
(9)Principal balance includes reserve for letter of credit of $265,760 on which the borrower pays 5.75%.
(10)Principal balance includes reserve for letter of credit of $213,947 on which the borrower pays 5.25%.
(11)As a practical expedient, the Company uses net asset value (“NAV”) to determine the fair value of this investment. Consistent with FASB guidance under ASC 820, these investments are excluded from the hierarchical levels. This represents an investment in an affiliated fund.
(12)Securities exempt from registration under the Securities Act of 1933 (the “Securities Act”), and may be deemed to be “restricted securities” under the Securities Act. As of June 30, 2023, the aggregate fair value of these securities is $38,564 or 6.46% of the Company's net assets. The “restricted security”, Twin Brook Equity Holdings, LLC was purchased on May 19, 2022.
(13)Non-income producing investment.

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Investments
Non-controlled/non-affiliated senior secured debt
Air freight and logistics
Load One Purchaser Corporation (6)	First lien senior secured delayed draw term loan	S +	6.00%	10.84%	6/21/2028	$6,080	$(103)	$(101)	(0.02)%
Load One Purchaser Corporation	First lien senior secured revolving loan	S +	6.00%	10.84%	6/21/2028	3,482	285	291	0.06%
Load One Purchaser Corporation	First lien senior secured term loan	S +	6.00%	10.84%	6/21/2028	13,477	13,225	13,252	2.51%
Zipline Logistics, LLC (6)	First lien senior secured delayed draw term loan	S +	5.75%	10.59%	9/19/2027	4,527	(85)	(79)	(0.01)%
Zipline Logistics, LLC (6)	First lien senior secured revolving loan	S +	5.75%	10.59%	9/19/2027	1,687	(32)	(29)	(0.01)%
Zipline Logistics, LLC	First lien senior secured term loan	S +	5.75%	10.59%	9/19/2027	6,924	6,792	6,804	1.29%
							20,082	20,138	3.82%
Auto components
Raneys, LLC (6)	First lien senior secured revolving loan	S +	5.75%	10.59%	6/7/2027	$1,522	$(27)	$(25)	0.00%
Raneys, LLC	First lien senior secured term loan	S +	5.75%	10.59%	6/7/2027	7,364	7,231	7,243	1.37%
							7,204	7,218	1.37%
Chemicals
Custom Agronomics Holdings, LLC (6)	First lien senior secured revolving loan	S +	6.50%	11.34%	8/26/2027	$2,312	$(43)	$(40)	(0.01)%
Custom Agronomics Holdings, LLC	First lien senior secured term loan	S +	6.50%	11.34%	8/26/2027	3,930	3,853	3,863	0.73%
							3,810	3,823	0.72%
Commercial services and supplies
Industrial Air Flow Dynamics, Inc.	First lien senior secured revolving loan	P +	5.25%	12.75%	8/5/2028	$2,537	$376	$380	0.07%
Industrial Air Flow Dynamics, Inc.	First lien senior secured term loan	S +	5.25%	10.67%	8/5/2028	17,757	17,412	17,452	3.30%
							17,788	17,832	3.37%
Construction and engineering
Ironhorse Purchaser, LLC (6)	First lien senior secured delayed draw term loan	S +	6.50%	11.34%	9/30/2027	$9,413	$(82)	$(70)	(0.01)%
Ironhorse Purchaser, LLC	First lien senior secured revolving loan	S +	6.50%	11.33%	9/30/2027	4,210	1,960	1,968	0.37%
Ironhorse Purchaser, LLC	First lien senior secured term loan	S +	6.50%	11.34%	9/30/2027	30,605	30,312	30,376	5.74%
Rose Paving, LLC	First lien senior secured revolving loan	S +	5.75%	10.57%	11/7/2028	4,560	2,442	2,442	0.46%
Rose Paving, LLC	First lien senior secured term loan	S +	5.75%	10.55%	11/7/2028	16,853	16,439	16,439	3.11%
							51,071	51,155	9.67%
Containers and packaging
Bulk Lift International, LLC (6)	First lien senior secured revolving loan	S +	6.75%	11.28%	11/15/2027	$1,748	$(43)	$(43)	(0.01)%
Bulk Lift International, LLC	First lien senior secured term loan	S +	6.75%	11.28%	11/15/2027	5,816	5,673	5,673	1.07%
K-1 Packaging Group, LLC (6)	First lien senior secured revolving loan	S +	6.00%	10.84%	10/6/2027	6,748	(161)	(152)	(0.03)%
K-1 Packaging Group, LLC	First lien senior secured term loan	S +	6.00%	10.84%	10/6/2027	33,115	32,317	32,370	6.12%
Sixarp, LLC (6)	First lien senior secured delayed draw term loan	S +	5.50%	10.34%	8/5/2027	3,180	(57)	(54)	(0.01)%

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Sixarp, LLC (6)	First lien senior secured revolving loan	S +	5.50%	10.34%	8/5/2027	3,732	(69)	(63)	(0.01)%
Sixarp, LLC	First lien senior secured term loan	S +	5.50%	10.34%	8/5/2027	19,825	19,443	19,482	3.68%
							57,103	57,213	10.81%
Diversified consumer services
ACES Intermediate, LLC (6)	First lien senior secured revolving loan	S +	5.75%	10.63%	7/27/2027	$6,964	$(127)	$(117)	(0.02)%
ACES Intermediate, LLC	First lien senior secured term loan	S +	5.75%	10.63%	7/27/2027	31,376	30,789	30,859	5.83%
Esquire Deposition Solutions, LLC (6)	First lien senior secured delayed draw term loan	S +	6.50%	10.92%	12/30/2027	3,845	(115)	(115)	(0.02)%
Esquire Deposition Solutions, LLC (6)	First lien senior secured revolving loan	S +	6.50%	10.92%	12/30/2027	2,162	(65)	(65)	(0.01)%
Esquire Deposition Solutions, LLC	First lien senior secured term loan	S +	6.50%	10.92%	12/30/2027	13,458	13,054	13,054	2.47%
Yard-Nique, Inc (6)	First lien senior secured delayed draw term loan	S +	6.00%	9.71%	4/30/2026	6,086	(72)	(68)	(0.01)%
Yard-Nique, Inc	First lien senior secured revolving loan	S +	5.00%	8.71%	4/30/2026	870	250	251	0.05%
Yard-Nique, Inc	First lien senior secured term loan	S +	6.00%	9.71%	4/30/2026	6,739	6,651	6,661	1.26%
							50,365	50,460	9.55%
Electrical equipment
WCI Volt Purchaser, LLC (6)	First lien senior secured revolving loan	S +	5.75%	10.59%	9/15/2028	$2,249	$(43)	$(39)	(0.01)%
WCI Volt Purchaser, LLC	First lien senior secured term loan	S +	5.75%	10.59%	9/15/2028	10,035	9,841	9,859	1.86%
							9,798	9,820	1.85%
Electronic equipment, instruments and components
ITSavvy LLC (6)	First lien senior secured delayed draw term loan	S +	5.25%	8.76%	8/8/2028	$3,043	$(25)	$(22)	0.00%
ITSavvy LLC (6)	First lien senior secured revolving loan	S +	5.25%	9.68%	8/8/2028	1,741	(16)	(13)	0.00%
ITSavvy LLC	First lien senior secured term loan	S +	5.25%	8.76%	8/8/2028	11,244	11,138	11,162	2.11%
							11,097	11,127	2.11%
Food and staples retailing
Universal Pure, LLC (6)	First lien senior secured delayed draw term loan	S +	6.00%	10.24%	10/31/2028	$5,236	$(140)	$(140)	(0.03)%
Universal Pure, LLC (6)(8)	First lien senior secured revolving loan	S +	6.00%	10.24%	10/31/2028	6,992	(187)	(187)	(0.04)%
Universal Pure, LLC	First lien senior secured term loan	S +	6.00%	10.24%	10/31/2028	29,898	29,088	29,088	5.50%
							28,761	28,761	5.43%
Food products
BPCP WLF Intermedco LLC (6)	First lien senior secured delayed draw term loan	S +	6.00%	10.73%	8/19/2027	$5,846	$(108)	$(100)	(0.02)%
BPCP WLF Intermedco LLC	First lien senior secured revolving loan	S +	6.00%	10.75%	8/19/2027	3,383	1,291	1,295	0.24%
BPCP WLF Intermedco LLC	First lien senior secured term loan	S +	6.00%	10.73%	8/19/2027	23,326	22,883	22,923	4.33%
Sun Orchard, LLC	First lien senior secured revolving loan	S +	5.25%	9.69%	7/8/2027	5,223	254	261	0.05%
Sun Orchard, LLC	First lien senior secured term loan	S +	5.25%	10.09%	7/8/2027	9,456	9,279	9,297	1.76%
							33,599	33,676	6.36%
Health care equipment and supplies

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Medical Technology Associates, Inc. (6)	First lien senior secured revolving loan	S +	6.00%	10.84%	7/25/2028	$1,929	$(36)	$(33)	(0.01)%
Medical Technology Associates, Inc.	First lien senior secured term loan	S +	6.00%	10.84%	7/25/2028	6,713	6,585	6,599	1.25%
Nasco Healthcare Inc. (6)(7)	First lien senior secured revolving loan	S +	5.75%	10.48%	6/30/2025	3,322	(38)	(38)	(0.01)%
Nasco Healthcare Inc.	First lien senior secured term loan	S +	5.75%	10.48%	6/30/2025	17,811	17,605	17,605	3.33%
Surplus Solutions, LLC (6)	First lien senior secured revolving loan	S +	6.00%	10.66%	11/30/2027	1,771	(44)	(44)	(0.01)%
Surplus Solutions, LLC	First lien senior secured term loan	S +	6.00%	10.66%	11/30/2027	10,143	9,894	9,894	1.87%
							33,966	33,983	6.42%
Health care providers and services
ADVI Health, LLC (6)	First lien senior secured revolving loan	S +	7.00%	11.67%	11/29/2027	$1,062	$(26)	$(26)	0.00%
ADVI Health, LLC	First lien senior secured term loan	S +	7.00%	11.67%	11/29/2027	6,242	6,089	6,089	1.15%
Benefit Plan Administrators of Eau Claire, LLC (6)	First lien senior secured delayed draw term loan	S +	5.50%	9.19%	6/7/2026	7,318	(96)	(92)	(0.02)%
Benefit Plan Administrators of Eau Claire, LLC (6)	First lien senior secured revolving loan	S +	5.50%	9.19%	6/7/2026	1,672	(23)	(21)	0.00%
Benefit Plan Administrators of Eau Claire, LLC	First lien senior secured term loan	S +	5.50%	9.19%	6/7/2026	12,962	12,779	12,800	2.42%
Change Academy at Lake of the Ozarks, LLC (6)	First lien senior secured revolving loan	S +	5.25%	9.98%	8/2/2027	5,786	(106)	(98)	(0.02)%
Change Academy at Lake of the Ozarks, LLC	First lien senior secured term loan	S +	5.25%	9.98%	8/2/2027	29,547	28,992	29,043	5.49%
Endodontic Practice Partners, LLC	First lien senior secured delayed draw term loan	S +	5.75%	10.90%	11/2/2027	16,705	11,621	11,621	2.20%
Endodontic Practice Partners, LLC (6)	First lien senior secured revolving loan	S +	5.75%	10.64%	11/2/2027	1,918	(37)	(37)	(0.01)%
Endodontic Practice Partners, LLC	First lien senior secured term loan	S +	5.75%	10.64%	11/2/2027	14,927	14,636	14,636	2.77%
IPC Pain Acquistion, LLC (6)	First lien senior secured delayed draw term loan	S +	6.00%	10.44%	5/19/2027	10,830	(112)	(107)	(0.02)%
IPC Pain Acquistion, LLC (6)	First lien senior secured revolving loan	S +	6.00%	10.44%	5/19/2027	1,115	(15)	(13)	0.00%
IPC Pain Acquistion, LLC	First lien senior secured term loan	S +	6.00%	10.44%	5/19/2027	2,785	2,745	2,751	0.52%
NH Kronos Buyer, Inc. (6)	First lien senior secured revolving loan	S +	10.00%	14.24%	11/1/2028	12,443	(363)	(363)	(0.07)%
NH Kronos Buyer, Inc.	First lien senior secured term loan	S +	6.25%	10.49%	11/1/2028	68,063	66,054	66,365	12.55%
Propio LS, LLC	First lien senior secured revolving loan	S +	5.50%	10.46%	8/2/2027	3,619	2,648	2,653	0.50%
Propio LS, LLC	First lien senior secured term loan	S +	5.50%	10.38%	8/2/2027	19,840	19,470	19,503	3.69%
Purpose Home Health Acquisition, LLC (6)	First lien senior secured delayed draw term loan	S +	6.25%	11.19%	11/3/2027	6,682	(145)	(145)	(0.03)%
Purpose Home Health Acquisition, LLC (6)	First lien senior secured revolving loan	S +	6.25%	11.19%	11/3/2027	1,918	(42)	(42)	(0.01)%
Purpose Home Health Acquisition, LLC	First lien senior secured term loan	S +	6.25%	11.19%	11/3/2027	7,961	7,788	7,786	1.47%
Spear Education Holdings, LLC (6)	First lien senior secured revolving loan	S +	7.50%	11.94%	12/15/2027	4,463	(122)	(122)	(0.02)%
Spear Education Holdings, LLC	First lien senior secured term loan	S +	7.50%	11.94%	12/15/2027	18,858	18,340	18,339	3.47%
US Foot and Ankle Specialists, LLC	First lien senior secured delayed draw term loan	S +	5.25%	9.69%	9/15/2026	16,598	5,908	5,913	1.12%
US Foot and Ankle Specialists, LLC	First lien senior secured revolving loan	S +	5.25%	9.69%	9/15/2026	2,699	631	635	0.12%
US Foot and Ankle Specialists, LLC	First lien senior secured term loan	S +	5.25%	9.69%	9/15/2026	21,020	20,672	20,705	3.91%
							217,286	217,773	41.18%
Health care technology

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
AHR Intermediate, Inc (6)	First lien senior secured delayed draw term loan	S +	5.75%	10.19%	7/29/2027	$5,202	$(31)	$(47)	(0.01)%
AHR Intermediate, Inc	First lien senior secured revolving loan	S +	5.75%	10.19%	7/29/2027	7,708	630	697	0.13%
AHR Intermediate, Inc	First lien senior secured term loan	S +	5.75%	10.19%	7/29/2027	24,292	24,012	24,050	4.55%
							24,611	24,700	4.67%

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Household durables
CPS Power Buyer, LLC (6)	First lien senior secured delayed draw term loan	S +	6.50%	10.89%	9/26/2027	$3,018	$(57)	$(53)	(0.01)%
CPS Power Buyer, LLC (6)	First lien senior secured revolving loan	S +	6.50%	10.89%	9/26/2027	1,687	(32)	(29)	(0.01)%
CPS Power Buyer, LLC	First lien senior secured term loan	S +	6.50%	10.89%	9/26/2027	5,118	5,019	5,028	0.95%
Kwalu, LLC (6)	First lien senior secured revolving loan	S +	6.00%	10.84%	9/23/2027	5,061	(96)	(88)	(0.02)%
Kwalu, LLC	First lien senior secured term loan	S +	6.00%	10.84%	9/23/2027	24,836	24,363	24,405	4.61%
MacKenzie Childs Acquisition, Inc.	First lien senior secured revolving loan	S +	6.00%	10.73%	9/2/2027	3,374	2,877	2,883	0.55%
MacKenzie Childs Acquisition, Inc.	First lien senior secured term loan	S +	6.00%	10.73%	9/2/2027	18,063	17,807	17,842	3.37%
							49,881	49,988	9.44%
IT services
ARC Healthcare Technologies, LLC	First lien senior secured delayed draw term loan	S +	5.25%	10.09%	6/22/2025	$7,340	$661	$668	0.13%
ARC Healthcare Technologies, LLC (6)	First lien senior secured revolving loan	S +	5.25%	10.09%	6/22/2025	3,341	(34)	(30)	(0.01)%
ARC Healthcare Technologies, LLC	First lien senior secured term loan	S +	5.25%	10.09%	6/22/2025	23,421	23,173	23,210	4.39%
Icreon Holdings, LLC (6)	First lien senior secured revolving loan	S +	6.50%	10.94%	10/26/2027	1,049	(25)	(25)	0.00%
Icreon Holdings, LLC	First lien senior secured term loan	S +	6.50%	10.94%	10/26/2027	8,265	8,063	8,063	1.52%
							31,838	31,886	6.03%
Machinery
Double E Company, LLC (6)	First lien senior secured delayed draw term loan	S +	6.00%	10.55%	6/21/2028	$1,969	$(17)	$(14)	0.00%
Double E Company, LLC	First lien senior secured revolving loan	P +	5.00%	12.50%	6/21/2028	3,044	671	677	0.13%
Double E Company, LLC	First lien senior secured term loan	S +	6.00%	10.55%	6/21/2028	17,455	17,290	17,337	3.28%
							17,944	18,000	3.41%
Media
Optimized Marketing Acquisition, LLC	First lien senior secured revolving loan	S +	5.75%	10.97%	8/19/2027	$3,383	$1,460	$1,465	0.28%
Optimized Marketing Acquisition, LLC	First lien senior secured term loan	S +	5.75%	10.97%	8/19/2027	26,168	25,664	25,717	4.86%
RKD Group, LLC (6)	First lien senior secured revolving loan	S +	6.00%	10.73%	8/17/2028	4,905	(69)	(60)	(0.01)%
RKD Group, LLC	First lien senior secured term loan	S +	6.00%	10.73%	8/17/2028	33,676	33,191	33,260	6.29%
WTWH Buyer, LLC (6)	First lien senior secured revolving loan	S +	6.50%	11.26%	12/16/2027	1,638	(41)	(41)	(0.01)%
WTWH Buyer, LLC	First lien senior secured term loan	S +	6.50%	11.26%	12/16/2027	10,196	9,942	9,941	1.88%
							70,147	70,282	13.29%
Professional services
Helpware, Inc.	First lien senior secured revolving loan	S +	5.75%	10.59%	9/8/2026	$5,061	$1,792	$1,800	0.34%
Helpware, Inc.	First lien senior secured term loan	S +	5.75%	10.41%	9/8/2026	14,114	13,934	13,956	2.64%
							15,726	15,756	2.98%
Software
Shasta Buyer, LLC	First lien senior secured revolving loan	S +	6.25%	11.09%	8/9/2028	$2,199	$196	$199	0.04%

Company(1)(2)	Investment	Reference Rate and Spread (5)		Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Shasta Buyer, LLC	First lien senior secured term loan	S +	6.25%	11.09%	8/9/2028	11,663	11,436	11,462	2.17%
							11,632	11,661	2.21%
Specialty retail
Soccer Post Acquisition, LLC	First lien senior secured delayed draw term loan	S +	5.75%	10.91%	6/30/2027	$1,520	$1,420	$1,422	0.27%
Soccer Post Acquisition, LLC	First lien senior secured revolving loan	S +	5.75%	10.59%	6/30/2027	1,741	1,017	1,020	0.19%
Soccer Post Acquisition, LLC	First lien senior secured term loan	S +	5.75%	10.59%	6/30/2027	7,590	7,465	7,480	1.41%
							9,902	9,922	1.87%
Trading companies and distributors
Ascent Lifting, Inc. (6)	First lien senior secured revolving loan	S +	6.50%	10.17%	9/9/2027	$1,350	$(25)	$(23)	0.00%
Ascent Lifting, Inc.	First lien senior secured term loan	S +	6.50%	10.17%	9/9/2027	5,118	5,019	5,029	0.95%
NEFCO Holding Company, LLC	First lien senior secured delayed draw term loan	S +	6.50%	9.87%	8/5/2028	2,631	2,611	2,585	0.49%
NEFCO Holding Company, LLC	First lien senior secured delayed draw term loan	S +	6.50%	9.87%	8/5/2028	2,192	124	122	0.02%
NEFCO Holding Company, LLC (6)	First lien senior secured delayed draw term loan	S +	6.50%	11.30%	8/5/2024	2,192	(40)	(38)	(0.01)%
NEFCO Holding Company, LLC (6)	First lien senior secured revolving loan	S +	6.50%	11.30%	8/5/2028	3,045	(57)	(52)	(0.01)%
NEFCO Holding Company, LLC	First lien senior secured term loan	S +	6.50%	11.30%	8/5/2028	14,469	14,186	14,222	2.69%
							21,818	21,845	4.13%
Total non-controlled/non-affiliated senior secured debt							$795,429	$797,019	150.70%

Non-controlled/affiliated investments
Multisector holdings
Twin Brook Equity Holdings, LLC(9)(10)(11)	Equity - 5.09% membership interest						$27,234	$27,468	5.19%
Total non-controlled/affiliated investments							$27,234	$27,468	5.19%
Total investments							$822,663	$824,487	155.89%
(1)Unless otherwise indicated, all investments are considered Level 3 investments. Under section 55(a) of the 1940 Act, we may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. The status of these assets under the 1940 Act is subject to change. The Company monitors the status of these assets on an ongoing basis. As of December 31, 2022, there were no non-qualifying assets.
(2)Unless otherwise indicated, all investments represent co-investments made with the Company’s affiliates in accordance with the terms of the exemptive relief that the Company received from the U.S. Securities and Exchange Commission. Refer to Note 6 for further information.

(3)Principal/par amount is denominated in U.S. Dollars (“$”) unless otherwise noted.
(4)The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(5)Unless otherwise indicated, the interest rate on the principal balance outstanding for all floating rate loans is indexed to the Term Secured Overnight Financing Rate (“Term SOFR” or “S”) and/or an alternate base rate (e.g. prime rate (“P”)), which typically resets semiannually, quarterly, or monthly at the borrower’s option. The applicable base rate may be subject to a floor. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the applicable margin has been provided over Term SOFR based on each respective credit agreement. As of December 31, 2022, the reference rates for the floating rate loans were the Term SOFR of 4.30% and the Prime Rate of 7.50%.
(6)Represents revolvers and delayed draw term loans where the entire balance is unfunded as of December 31, 2022. The negative fair value is a result of the commitment being valued below par. Refer to Note 7 for further information.
(7)Principal balance includes reserve for letter of credit of $265,760 on which the borrower pays 5.75%.
(8)Principal balance includes reserve for letter of credit of $155,534 on which the borrower pays 6.00%.
(9)As a practical expedient, the Company uses net asset value (“NAV”) to determine the fair value of this investment. Consistent with FASB guidance under ASC 820, these investments are excluded from the hierarchical levels. This represents an investment in an affiliated fund.
(10)Securities exempt from registration under the Securities Act of 1933 (the “Securities Act”), and may be deemed to be “restricted securities” under the Securities Act. As of December 31, 2022, the aggregate fair value of these securities is $27,468 or 5.19% of the Company's net assets.
(11)Non-income producing investment.

Note 1.  Organization

AG Twin Brook Capital Income Fund (“TCAP” or the “Company”) is a Delaware statutory trust which was formed on January 27, 2022 (date of inception). AGTB Fund Manager, LLC (the “Adviser”), a wholly-owned subsidiary of Angelo, Gordon & Co., L.P. (“Angelo Gordon”), serves as the investment adviser of the Company. The Adviser is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940. The Company has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (“1940 Act”). The Company intends to elect to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company (“RIC”) as defined under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

There were no operations other than those related to the Company’s organization and preparation for its public, ongoing offering prior to December 31, 2022. As of December 31, 2022, the Adviser contributed $50,000 of capital to the Company. In exchange for this contribution, the Adviser had received 2,000 Class I shares of the Company.

On December 15, 2022, the Company’s registration statement on Form N-2, registering the continuous offer and sale (the “Offering”) of up to $5 billion in the Company’s common shares of beneficial interest, was declared effective by the SEC.

The Company’s investment objective is to seek to generate attractive, consistent total returns, predominantly in the form of current income and, to a lesser extent, capital appreciation, by targeting investment opportunities with favorable risk-adjusted returns.

The Merger with AGTB Private BDC
On January 1, 2023, the Company completed its merger (the “Merger”) with AGTB Private BDC (“Private BDC”), with TCAP continuing as the surviving company and Private BDC continuing as the accounting survivor. Therefore, all comparative consolidated financial statements prior to the Merger are those of the Private BDC.

Pursuant to the Merger Agreement, TCAP and Private BDC caused the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware on December 30, 2022. The Merger became effective on January 1, 2023 (the “Effective Time”), as agreed to by the parties and specified in the Certificate of Merger. At the Effective Time, common shares of beneficial interest, par value $0.001 per share, of Private BDC outstanding immediately prior to the Effective Time were converted into a number of Class I shares of beneficial interest, par value $0.001 per share, of TCAP (the “TCAP Common Shares”) equal to a ratio of one to one. As a result, TCAP issued an aggregate of approximately 20.9 million TCAP Common Shares to former Private BDC shareholders. The TCAP Common Shares issued and outstanding immediately prior to the Effective Time remained outstanding upon the Effective Time and were unaffected by the Merger. As a result, immediately following the Merger, TCAP had approximately 20,945,030 Class I shares outstanding, and no Class S or D shares outstanding.

The Merger with AG Twin Brook BDC, Inc.
On July 28, 2023, the Company completed its previously announced acquisition of AG Twin Brook BDC, Inc., a Delaware corporation (“AGTB” and, together with the Company, the “Parties”), with the Company continuing as the surviving company (the “Transaction”). The Transaction was completed pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated May 19, 2023, by and between the Parties. Prior to the Transaction closing, AGTB was an affiliated business BDC managed by AG Twin Brook Manager, LLC, a wholly-owned subsidiary of Angelo Gordon. The Company is a public, non-exchange traded BDC, managed by AGTB Fund Manager, LLC, which is also a wholly-owned subsidiary of Angelo Gordon. The Company is the accounting survivor of the merger.

Note 2.  Significant Accounting Policies
Basis of Accounting
The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).  The Company is an investment company and accordingly follows the investment company accounting and reporting guidance of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies. These consolidated financial statements reflect adjustments that in the opinion of management are necessary for the fair statement of the financial position and results of operations for the periods presented herein. On January 1, 2023, the Company completed the Merger with Private BDC and commenced operations as the surviving company, with its fiscal year end on December 31.
The interim consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Articles 6, 10 and 12 of Regulation S-X. Accordingly, certain disclosures accompanying the annual consolidated financial statements prepared in accordance with U.S. GAAP are omitted. In the opinion of management, all adjustments, consisting solely of normal recurring accruals considered necessary for the fair presentation of financial statements for the interim period presented, have been included. The current period’s results of operations will not necessarily be indicative of results that ultimately may be achieved for the fiscal year ending December 31, 2023.
Principles of Consolidation
The Company conducts certain of its activities through its wholly-owned subsidiaries Twin Brook Capital Funding XXXIII, LLC, Twin Brook Equity XXXIII Corp., Twin Brook Capital Funding XXXIII MSPV, LLC, and Twin Brook Capital Funding XXXIII ASPV, LLC. The Company consolidates wholly-owned subsidiaries that are controlled by the Company. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash
Cash is comprised of cash on deposit with major financial institutions. The Company places its cash with high credit quality institutions to minimize credit risk exposure.

Restricted Cash
Restricted cash represents cash held through certain of the Company’s wholly-owned subsidiaries that may only be used to purchase additional collateral loans, pay accrued interest on advances, fund certain expenses, and prepay outstanding advances in connection with the Company’s asset facilities.
Investment Related Transactions, Revenue Recognition and Expenses
Investment transactions and the related revenue and expenses are recorded on a trade-date basis. Realized gains and losses on investment transactions are determined using the specific identification method. All costs associated with consummated investments are included in the cost of such investments. Broken deal expenses incurred in connection with investment transactions which are not successfully consummated are expensed as a component of “Other” expense on the consolidated statements of operations.

Interest income and interest expense are recognized on an accrual basis. Interest income on debt instruments is accrued and recognized for those issuers who are currently paying in full or expected to pay in full. For those issuers who are in default or expected to default, interest is not accrued and is only recognized when received. Interest income and expense include discounts accreted and premiums amortized on certain debt instruments as determined in good faith by the Company and calculated using the effective interest method. Loan origination fees, original issue discounts and market discounts or premiums are capitalized as part of the underlying cost of the investments and accreted or amortized over the life of the investment as interest income.
Upon prepayment of investments in debt instruments, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as “Interest” income on the consolidated statements of operations. Interest received in-kind, computed at the contractual rate specified in each investment agreement, is added to the principal balance of the investment and reported as “Interest” income on the consolidated statements of operations. The Company records dividend income from private securities pursuant to the terms of the respective investments.
The Company may earn various fees during the life of the loans. Such fees include, but are not limited to, syndication, commitment, administration, prepayment and amendment fees, some of which are paid to the Company on an ongoing basis. These fees and any other income are recognized as earned as a component of "Other" income on the consolidated statement of operations.
Investments at Fair Value
The Company applies Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In accordance with ASC 820, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). ASC 820 establishes three levels of the fair value hierarchy as follows:
Level 1Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;
Level 2Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;
Level 3Inputs that are unobservable.
Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions, including assumptions about risk. Inputs may include price information, volatility statistics, interest rates, specific and broad credit data, liquidity statistics, and other factors. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement; however, the determination of what constitutes “observable” requires significant judgment by the Company. The Company considers observable data to be market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a financial instrument within the hierarchy is based upon the pricing transparency of the instrument and does not necessarily correspond to the Company’s perceived risk of that instrument.
The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company, the Board, and the Adviser in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.
Investments in investment funds include vehicles structured for the purpose of investing in privately held common and preferred equity interests. Fair values are generally determined utilizing the net asset value (“NAV”) supplied by, or on behalf of, management of each investment fund, which is net of management and incentive fees or allocations charged by the investment fund, if applicable, and is in accordance with the “practical expedient”, as defined by FASB Accounting Standards Update (“ASU”) 2009-12, Investments in Certain Entities that Calculate NAV per Share. NAVs received by, or on behalf of, management of each investment fund are based on the fair value of the investment funds’ underlying investments in accordance with policies established by management of each investment fund, as described in each of their financial statements and offering memorandum. Withdrawals and distributions from investments in investment funds are at the discretion of the Adviser and may depend on the liquidation of underlying assets. Investments which are valued using NAV as a practical expedient are excluded from the above hierarchy.

The Board has designated the Adviser as its “valuation designee” pursuant to Rule 2a-5 under the 1940 Act (“Rule 2a-5”), and in that role, the Adviser is responsible for performing fair value determinations relating to all of the Company’s investments, including periodically assessing and managing any material valuation risks and establishing and applying fair value methodologies, in accordance with valuation policies and procedures that have been approved by the Board. Even though the Board designated the Adviser as “valuation designee,” the Board is ultimately responsible for fair value determinations under the 1940 Act.
Under the valuation policies and procedures that have been approved by the Board, the Adviser conducts a multi-step valuation process, which includes, among other procedures, the following:
•The valuation process begins with each investment being initially valued by using certain inputs provided by, among other inputs, the investment professionals responsible for the portfolio investment in conjunction with the portfolio management team.
•The Adviser’s management reviews the preliminary valuations with the investment professionals.
•The Adviser determines the fair value of each investment; valuations that are not based on readily available market quotations are valued in good faith, based on, among other things, the input of the Adviser and, where applicable, other third parties. Valuation determinations are presented to the Board.
When determining the fair value of Level 3 investments, the Adviser may take into account the following factors, where relevant: recent transactions, the enterprise value of the underlying company, the nature and realizable value of any collateral, the underlying company’s ability to make payments and its earnings and discounted cash flows, the markets in which the underlying company does business, financial covenants, the seniority of the financial instrument in the capital structure of the company, comparisons to publicly traded securities, and changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments may be made and other relevant factors. The primary method for determining enterprise value uses a multiple analysis whereby appropriate multiples are applied to the portfolio company’s net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”). The enterprise value analysis is performed to determine the value of equity investments and to determine if debt investments are credit impaired. If debt investments are credit impaired, the Adviser will use the enterprise value analysis or a liquidation basis analysis to determine fair value. For debt investments that are not determined to be credit impaired, the Adviser uses a market interest rate yield analysis to determine fair value.
The Company’s investments trade infrequently and when they are traded, the price may be unobservable, and as a result, multiple external pricing sources may not be available. In such instances, the Adviser may use an internal pricing model as either a corroborating or sole data point in determining the price. Pricing models take into account the contractual terms of the financial instrument, as well as relevant inputs, including where applicable, equity prices, interest rate yield curves, credit curves, correlation, and the creditworthiness of the counterparty. The Adviser generally engages third party firm(s) to assist in validating certain financial instruments where multiple external prices cannot be obtained. The third party firm(s) either independently determine prices or assess the reasonableness of the Adviser’s prices. The analyses provided by such third party firm(s) are reviewed and considered by the Adviser. As part of the risk management process, the Adviser reviews and analyzes the prices obtained from external pricing sources to evaluate their reliability and accuracy, which includes identifying and excluding vendor prices and broker quotations that the Adviser believes does not reflect fair value. In addition, the Adviser’s valuation committee meets regularly and engages in ongoing reviews of the valuation processes and procedures including reviews of methodology, ongoing accuracy, source quality and independence. Such reviews include, but are not limited to, comparison of current vendor prices and broker quotations against ongoing daily trading activity, vendor due diligence, and back testing.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the assumptions are set to reflect those that the Company believes market participants would use in pricing the asset or liability at the measurement date.
Organizational Costs
Organizational costs to establish the Company are charged to expense as incurred. These expenses consist primarily of legal fees and other costs of organizing the Company.
Offering Costs
Offering costs in connection with the offering of common shares of the Company are capitalized as a deferred charge and amortized to expense on a straight-line basis over a 12-month period. These expenses consist primarily of legal fees and other costs incurred with the Company’s share offerings, the preparation of the Company’s registration statement, and registration fees.
Deferred Financing Costs
Deferred financing costs consist of financing costs incurred in connection with obtaining the Company’s financing facilities.  Such financing costs are capitalized and amortized over the life of the facility utilizing the straight-line method.  For the three and six months ended June 30, 2023, the Company paid approximately $150,000 of financing costs. For the three and six months ended June 30, 2023, the Company amortized approximately $429,000 and $867,000 of financing costs which have been included in “Interest” expense on the consolidated statements of operations. For the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, the Company paid approximately $3.5 million of financing costs, of which $45,000 were amortized and have been included in “Interest” expense on the consolidated statements of operations.
Deferred Income
Deferred income consists of annual administrative agent fees received in connection with the servicing of certain loan investments. Such fees are deferred when received and recognized as earned over the applicable period.  For the three and six months ended June 30, 2023, the Company received approximately $311,000 and $449,000 of agent fees. During the three and six months ended June 30, 2023, approximately $302,000 and $554,000 of agent fees have been recognized as earned and included in “Other” income on the consolidated statements of operations. For the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) through June 30, 2022, the Company received approximately $119,000 of agent fees. During the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, approximately $12,000 of agent fees have been recognized as earned and included in “Other” income on the consolidated statements of operations.
Income Taxes
The Company has elected to be regulated as a BDC under the 1940 Act. The Company also intends to be treated as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended. As a RIC, the Company generally will not have to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes timely to its shareholders as dividends. To the extent the Company qualifies as a RIC, any tax liability related to income earned and distributed by the Company represents obligations of the Company’s investors and will not be reflected in the consolidated financial statements of the Company.
To qualify as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of its “investment company taxable income” for that year, which is generally its ordinary income plus the excess of its realized net short-term capital gains over its realized net long-term capital losses. The Company will generally be subject to a 4% non-deductible U.S. federal excise tax on certain undistributed income or gains in respect of any calendar year, unless it distributes annually an amount at least equal to the sum of (i) 98% of its net ordinary income (taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of its capital gain net income (adjusted for certain ordinary losses) for the one-year period ending on October 31 in such calendar year and (iii) any net ordinary income and capital gain net income recognized, but not distributed, in preceding years. The Company, at its discretion, may carry forward taxable income for distribution in the following taxable year and pay the applicable U.S. federal excise tax. For the three and six months ended June 30, 2023 the Company did not accrue U.S. federal excise tax.
The Company conducts certain of its activities through its wholly-owned subsidiary, Twin Brook Equity XXXIII Corp., a Delaware corporation. Twin Brook Equity XXXIII Corp. is treated as a corporation for United States federal income tax purposes and is subject to U.S. federal, state or local income tax. For the three and six months ended June 30, 2023, the Company accrued $0 current federal tax. For the three and six months ended June 30, 2023 the company accrued approximately $346,000 and $924,000 of deferred federal tax related to Twin Brook Equity XXXIII Corp., which is included in “deferred tax provision” on the consolidated statements of operations.
The Company evaluates tax positions taken or expected to be taken in the course of preparing its financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof. There were no tax penalties, and no interest associated with income taxes incurred through June 30, 2023.
Loan Syndications and Participations
The Company may originate certain loans and then syndicate all or a portion of those loans to a third party. For the three and six months ended June 30, 2023, the Company earned approximately $29,000 and $705,000 of syndication and other origination fee income, which is included in “Other” income on the consolidated statements of operations. For the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, the Company earned approximately $406,000 of syndication and other origination fee income, which is included in “Other” income on the consolidated statements of operations.
The Company follows the guidance in Accounting Standards Codification (“ASC”) Topic 860 Transfers and Servicing when accounting for loan participations and other partial loan sales. Such guidance requires a participation or other partial loan sale to meet the definition of a “participating interest,” as defined in the guidance, in order for sale treatment to be allowed. Participations or other partial loan sales that do not meet the definition of a participating interest remain on the consolidated statements of assets and liabilities and the proceeds are recorded as a secured borrowing until the definition is met. Secured borrowings are carried at fair value to correspond with the related investments, which are carried at fair value. There were no participations that were accounted for as secured borrowings during the period.

Distributions
Distributions to common shareholders are recorded on the record date. The amount to be distributed, if any, is determined by the Board each month. The Company intends to distribute net capital gains (i.e., net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions. However, the Company may decide in the future to retain such capital gains for investment, incur a corporate-level tax on such capital gains, and elect to treat such capital gains as deemed distributions to stockholders.
Note 3.  Investments
Under the 1940 Act, the Company is required to separately identify non-controlled investments where it owns 5% or more of a portfolio company’s outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company as investments in “affiliated” companies. In addition, under the 1940 Act, the Company is required to separately identify investments where it owns more than 25% of a portfolio company’s outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company as investments in “controlled” companies. Under the 1940 Act, "non-affiliated investments" are defined as investments that are neither controlled investments nor affiliated investments. Detailed information with respect to the Company’s non-controlled, non-affiliated; non-controlled, affiliated; and controlled affiliated investments is contained in the consolidated financial statements, including the consolidated schedules of investments. The information in the tables below is presented on an aggregate portfolio basis, without regard to whether they are non-controlled, non-affiliated; non-controlled, affiliated; or controlled affiliated investments.
Investments at fair value and amortized cost consisted of the following as of June 30, 2023 and December 31, 2022:

	June 30, 2023		December 31, 2022
(Amounts in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
First lien senior secured debt	$943,989	$945,778	$795,429	$797,019
Investment in affiliated funds	34,165	38,564	27,234	27,468
Total investments	$978,154	$984,342	$822,663	$824,487

The industry composition of investments based on fair value as of June 30, 2023 and December 31, 2022 was as follows:

	June 30, 2023	December 31, 2022
Air freight and logistics	2.0%	2.4%
Auto components	2.0%	0.9%
Chemicals	0.4%	0.5%
Commercial services and supplies	3.0%	2.2%
Construction and engineering	6.3%	6.2%
Containers and packaging	5.8%	6.9%
Diversified consumer services	6.8%	6.1%
Electrical equipment	1.0%	1.2%
Electronic equipment, instruments and components	1.3%	1.3%
Food and staples retailing	1.9%	3.5%
Food products	4.1%	4.1%
Health care equipment and supplies	4.3%	4.1%
Health care providers and services	28.6%	26.4%
Health care technology	2.8%	3.0%
Household durables	7.0%	6.1%
Industrial Conglomerates	1.4%	—%
IT services	0.8%	3.9%
Machinery	1.9%	2.2%
Media	7.1%	8.5%
Multisector holdings	3.9%	3.3%
Professional services	1.6%	1.9%
Software	1.2%	1.4%
Specialty retail	0.9%	1.2%
Trading companies and distributors	3.9%	2.7%
Total	100.0%	100.0%
As of June 30, 2023 and December 31, 2022, 100% of investments held were based in the United States.
Note 4.  Fair Value of Investments
Fair Value Disclosures
The following table presents the fair value hierarchy of financial instruments as of June 30, 2023 and December 31, 2022:

	Assets at Fair Value as of June 30, 2023
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
First lien senior secured debt	$—	$—	$945,778	$945,778
Total	$—	$—	$945,778	$945,778
Investments measured at net asset value(1)				$38,564
Total financial instruments, at fair value				$984,342
(1)Certain investments that are measured at fair value using NAV have not been categorized in the fair value hierarchy. The fair value amounts presented in the table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Consolidated Statements of Assets and Liabilities.

	Assets at Fair Value as of December 31, 2022
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
First lien senior secured debt	$—	$—	$797,019	$797,019
Total	$—	$—	$797,019	$797,019
Investments measured at net asset value(1)				$27,468
Total financial instruments, at fair value				$824,487
(1)Certain investments that are measured at fair value using NAV have not been categorized in the fair value hierarchy. The fair value amounts presented in the table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Consolidated Statements of Assets and Liabilities.

The following table presents changes in the fair value of investments for which Level 3 inputs were used to determine the fair value for the three and six months ended June 30, 2023 and for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022:

	Level 3 Assets at Fair Value for the Three Months Ended June 30, 2023*
(Amounts in thousands)	Balance 4/1/2023	Purchases and Drawdowns	Sales and Paydowns	Other**	Realized Gains/ (Losses)	Change in Unrealized Appreciation/(Depreciation)	Balance 6/30/2023	Change in Unrealized Appreciation/ (Depreciation) for Level 3 Assets Still Held as of 6/30/2023
First lien senior secured debt	$851,253	$138,578	$(45,480)	$1,398	$—	$29	$945,778	$29
Total	$851,253	$138,578	$(45,480)	$1,398	$—	$29	$945,778	$29

	Level 3 Assets at Fair Value for the Six Months Ended June 30, 2023*
(Amounts in thousands)	Balance 1/1/2023	Purchases and Drawdowns	Sales and Paydowns	Other**	Realized Gains/ (Losses)	Change in Unrealized Appreciation/(Depreciation)	Balance 6/30/2023	Change in Unrealized Appreciation/ (Depreciation) for Level 3 Assets Still Held as of 6/30/2023
First lien senior secured debt	$797,019	$246,821	$(100,847)	$2,604	$(18)	$199	$945,778	$199
Total	$797,019	$246,821	$(100,847)	$2,604	$(18)	$199	$945,778	$199

	Level 3 Assets at Fair Value for the Three Months Ended June 30, 2022*
(Amounts in thousands)	Balance 4/1/2022	Purchases and Drawdowns	Sales and Paydowns	Other**	Realized Gains/ (Losses)	Change in Unrealized Appreciation/(Depreciation)	Balance 6/30/2022	Change in Unrealized Appreciation/ (Depreciation) for Level 3 Assets Still Held as of 6/30/2022
First lien senior secured debt	$—	$83,747	$—	$25	$—	$(6)	$83,766	$(6)
Total	$—	$83,747	$—	$25	$—	$(6)	$83,766	$(6)

	Level 3 Assets at Fair Value for the period from January 27, 2022 (Inception) to June 30, 2022*
(Amounts in thousands)	Balance 1/27/2022	Purchases and Drawdowns	Sales and Paydowns	Other**	Realized Gains/ (Losses)	Change in Unrealized Appreciation/(Depreciation)	Balance 6/30/2022	Change in Unrealized Appreciation/ (Depreciation) for Level 3 Assets Still Held as of 6/30/2022
First lien senior secured debt	$—	$83,747	$—	$25	$—	$(6)	$83,766	$(6)
Total	$—	$83,747	$—	$25	$—	$(6)	$83,766	$(6)

*Gains and losses are included in their respective captions in the consolidated statements of operations.
**Includes accretion, paydown gains/(losses) and interest received in-kind on debt instruments, where applicable.
Significant Unobservable Inputs
In accordance with ASC 820, the following tables provide quantitative information about the significant unobservable inputs of the Company’s Level 3 investments as of June 30, 2023 and December 31, 2022. The table is not intended to be all-inclusive but instead capture the significant unobservable inputs relevant to the Company’s determination of fair value.

Asset Class	Fair Value as of 6/30/23	Valuation Techniques	Significant Unobservable Inputs	Input Ranges	Weighted Average (1)	Impact to Valuation from an Increase in Input
	(Amounts in thousands)
First lien senior secured debt	$862,686	Discounted cash flow	Yield	10.3% - 13.3%	11.3%	Decrease
	$862,686

Asset Class	Fair Value as of 12/31/22	Valuation Techniques	Significant Unobservable Inputs	Input Ranges	Weighted Average (1)	Impact to Valuation from an Increase in Input
	(Amounts in thousands)
First lien senior secured debt	$529,200	Discounted cash flow	Yield	9.7% - 13.0%	10.7%	Decrease
	$529,200
(1)Weighted average is calculated by weighing the significant unobservable input by the relative fair value of each investment in the category.
The Company’s other Level 3 investments have been valued primarily using recent transactions. The significant unobservable input used in the discounted cash flow is the yield. The yield is used to discount the estimated future cash flows expected to be received from the underlying investment. The Company considers the portfolio company performance since close, the leverage used by the portfolio company relative to its total enterprise value and other risks associated with an investment in determining the yield. Pricing models take into account the contractual terms of the financial instrument, as well as relevant inputs, including where applicable, equity prices, interest rate yield curves, credit curves, correlation, and the creditworthiness of the counterparty.

Note 5.  Debt
In accordance with the 1940 Act, the Company can borrow amounts such that its asset coverage, as defined in the 1940 Act, is at least 150% after such borrowings, subject to certain limitations.
On June 17, 2022, Twin Brook Capital Funding XXXIII MSPV, LLC, as borrower (the “MSPV Borrower”), an indirect, wholly-owned subsidiary of the Company, entered into a new loan and servicing agreement (as amended, supplemented or otherwise modified from time to time, the “MSPV Credit Facility”) with Twin Brook Capital Funding XXXIII, LLC, as the transferor (the “Transferor”), AGTB Fund Manager, LLC, as the servicer, Morgan Stanley Asset Funding, Inc., as administrative agent, the lenders from time to time party thereto and The Bank of New York Mellon Trust Company, National Association, as the collateral agent, account bank and collateral custodian.
From time to time, the Transferor expects to sell and/or contribute certain investments to the MSPV Borrower. Proceeds from the MSPV Credit Facility will be used to finance the origination and acquisition of loans by the MSPV Borrower, including the purchase of such assets from the Transferor. The Company retains a residual interest in assets contributed to or acquired by the MSPV Borrower through its ownership of the MSPV Borrower. The MSPV Borrower is subject to meet certain covenants under the MSPV Credit Facility agreement. As of June 30, 2023 and December 31, 2022, the MSPV Borrower was in compliance with all such covenants.
The MSPV Credit Facility has a maximum principal amount of $500 million, subject to availability under a borrowing base which consists primarily of commercial loans acquired by the MSPV Borrower from the Transferor, a wholly-owned subsidiary of the Company. The MSPV Borrower may, subject to the applicable prepayment premium, prepay the loans and/or terminate or reduce the revolving commitments under the MSPV Credit Facility at any time without penalty. The obligation of the lenders to make revolving commitments under the MSPV Credit Facility will terminate on June 17, 2025 (the “Reinvestment Period”) with a scheduled final maturity date of June 17, 2027. The revolving loans are subject to an interest rate, during the Reinvestment Period, of Term SOFR plus 2.50% per annum and thereafter, Term SOFR plus 3.00% per annum.

On December 13, 2022, Twin Brook Capital Funding XXXIII ASPV, LLC, as borrower (the “ASPV Borrower”), an indirect, wholly-owned subsidiary of the Company, entered into a new Loan, Security and Collateral Management Agreement (as amended, supplemented or otherwise modified from time to time, the “ASPV Credit Facility”), with the Transferor, AGTB Fund Manager, LLC, as the collateral manager, Ally Bank, as administrative agent and arranger, Computershare Trust Company, National Association, as the collateral custodian, and the lenders from time to time party thereto.

From time to time, the Transferor expects to sell and/or contribute certain investments to the ASPV Borrower. Proceeds from the ASPV Credit Facility will be used to finance the origination and acquisition of loans by the ASPV Borrower, including the purchase of such assets from the Transferor. The Company retains a residual interest in assets contributed to or acquired by the ASPV Borrower through its ownership of the ASPV Borrower.

The ASPV Credit Facility created a revolving loan facility with an initial maximum principal amount of $300 million, subject to availability under a borrowing base which consists primarily of commercial loans acquired by the ASPV Borrower from the Transferor, a wholly-owned subsidiary of the Company. The ASPV Borrower may, subject to the applicable prepayment premium, prepay the loans and/or terminate or reduce the revolving commitments under the ASPV Credit Facility at any time without penalty. The obligation of the lenders to make revolving commitments under the ASPV Credit Facility will terminate on December 12, 2025 (the “Reinvestment Period”) with a scheduled final maturity date of December 12, 2027. The revolving loans will be subject to an interest rate of daily simple SOFR plus 2.875% per annum.

The ASPV Credit Facility is secured by all of the assets of the ASPV Borrower and a pledge of equity interests in the ASPV Borrower. The ASPV Borrower is subject to meet certain covenants under the ASPV Credit Facility agreement. As of June 30, 2023 and December 31, 2022, the ASPV Borrower was in compliance with all such covenants.

As of June 30, 2023, there are approximately $91.4 million in borrowings outstanding on the ASPV Credit Facility, and $331.8 million borrowings outstanding on the MSPV Credit Facility. Borrowings under the Company’s facilities are considered the Company’s borrowings for purposes of complying with the asset coverage requirements under the 1940 Act.

The carrying values of borrowings outstanding under the debt facilities approximate fair value. As of June 30, 2023 and December 31, 2022, the asset coverage ratio was 241.0% and 263.6%, respectively. Debt obligations consisted of the following as of June 30, 2023:

	As of June 30, 2023
(Amounts in thousands)	Maximum Principal Amount Committed	Principal Amount Outstanding	Principal Amount Available(1)	Carrying Value	Assets Pledged as Collateral(2)
ASPV Credit Facility	$300,000	$91,400	$44,073	$91,400	$229,779
MSPV Credit Facility	$500,000	$331,800	$92,215	$331,800	$664,825
Total debt	$800,000	$423,200	$136,288	$423,200	$894,604
(1)The amount available reflects any limitations related to the facilities borrowing bases.
(2)Fair market value of the assets held as collateral in the respective credit facility.

Debt obligations consisted of the following as of December 31, 2022:

	As of December 31, 2022
(Amounts in thousands)	Maximum Principal Amount Committed	Principal Amount Outstanding	Principal Amount Available(1)	Carrying Value	Assets Pledged as Collateral(2)
ASPV Credit Facility	$300,000	$20,000	$311	$20,000	$62,932
MSPV Credit Facility	$500,000	$303,200	$130,417	$303,200	$677,575
Total debt	$800,000	$323,200	$130,728	$323,200	$740,507
(1)The amount available reflects any limitations related to the facilities borrowing bases.
(2)Fair market value of the assets held as collateral in the respective credit facility.
For the three and six months ended June 30, 2023 and 2022 the components of interest expense were as follows:

(Amounts in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Interest expense	$9,196	$59	$16,450	$59
Amortization of deferred financing costs	429	45	867	45
Total interest expense	$9,625	$104	$17,317	$104
Average interest rate	7.46%	2.26%	7.30%	2.26%
Average daily borrowings	$414,790	$88	$386,850	$52

Note 6.  Agreements and Related Party Transactions
Administration Agreement
On October 25, 2022, the Company entered into an Administration Agreement (the “Administration Agreement”) with AGTB Fund Manager, LLC (the “Administrator”). Under the terms of the Administration Agreement, the Administrator performs, or oversees the performance of, required administrative services, which include providing office space, equipment and office services, maintaining financial records, preparing reports to shareholders and reports filed with the SEC, and managing the payment of expenses and the performance of administrative and professional services rendered by others.
The Company reimburses the Administrator for services performed for it pursuant to the terms of the Administration Agreement. In addition, pursuant to the terms of the Administration Agreement, the Administrator may delegate its obligations under the Administration Agreement to an affiliate or to a third party and the Company will reimburse the Administrator for any services performed for it by such affiliate or third party.
Unless earlier terminated as described below, the Administration Agreement will remain in effect until October 25, 2024 and from year to year thereafter if approved annually by the vote of the board of trustees of the Company (the “Board of Trustees”) and the vote of a majority of the Company’s independent trustees (the “Independent Trustees”). The Administration Agreement may be terminated by either party without penalty upon not less than 60 days’ written notice to the other.
No person who is an officer, trustee, or employee of the Administrator or its affiliates and who serves as a trustee of the Company receives any compensation from the Company for his or her services as a trustee. However, the Company reimburses the Administrator (or its affiliates) for an allocable portion of the compensation paid by the Administrator or its affiliates to the Company’s officers who provide operational and administrative services, as well as their respective staffs and other professionals who provide services to the Company, who assist with the preparation, coordination and administration of the foregoing or provide other “back office” or “middle office”, financial or operational services to the Company (based on the percentage of time those individuals devote, on an estimated basis, to the business and affairs of the Company). Trustees who are not affiliated with the Administrator receive compensation for their services and reimbursement of expenses incurred to attend meetings.

For the three and six months ended June 30, 2023, the Administrator charged approximately $321,000 and $1,072,000, respectively, for certain costs and expenses allocable to the Company under the terms of the Administration Agreement. For the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, the Administrator charged approximately $255,000 for certain costs and expenses allocable to the Company under the terms of the Administration Agreement.
Investment Management Agreement
On October 25, 2022, the Company entered into an Investment Management Agreement (the “Investment Management Agreement”) with the Adviser. Under the terms of the Investment Management Agreement, the Adviser is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring the Company’s investments and monitoring the Company’s investments and portfolio companies on an ongoing basis.
Unless earlier terminated as described below, the Investment Management Agreement will remain in effect until October 25, 2024 and from year to year thereafter if approved annually by the vote of the Board of Trustees of the Company or by the vote of a majority of the outstanding voting securities of the Company, and the vote of a majority of the Company’s Independent Trustees. The Investment Management Agreement will automatically terminate in the event of assignment. The Investment Management Agreement may be terminated by (1) the Company without penalty on 60 days’ written notice, (2) by the vote of a majority of the outstanding voting securities of the Company or by the vote of the Company’s trustees, or (3) the Adviser on 120 days’ written notice.

From time to time, the Adviser may pay amounts owed by the Company to third-party providers of goods or services, including the Board, and the Company will subsequently reimburse the Adviser for such amounts paid on its behalf. Amounts payable to the Adviser are settled in the normal course of business without formal payment terms.
The Investment Management Agreement also provides that the Company reimburses the Adviser for certain organizational costs incurred prior to the commencement of the Company’s operations, and for certain offering costs.

As of June 30, 2023 and December 31, 2022, the Company has approximately $1.4 million and $1.3 million, respectively, payable to the Adviser for organizational, offering and operating costs, which is included in “accrued expenses and other liabilities payable to affiliate” and “due to affiliate” on the statements of assets and liabilities.
Under the terms of the Investment Management Agreement, the Company will pay the Adviser a base management fee and may also pay to it certain incentive fees. The cost of both the base management fee and the incentive fee will ultimately be borne by the Company’s shareholders.
The base management fee is calculated at an annual rate of 1.25% of the Company’s net assets. For services rendered under the Investment Management Agreement, the base management fee is payable monthly in arrears. The base management fee is calculated based on the Company’s net assets at the first business day of the applicable month. For the first calendar month in which the Company has operations, net assets will be measured as the beginning net assets as of the date on which the Company begins operations. Base management fees for any partial month or quarter will be appropriately pro-rated.
For the three and six months ended June 30, 2023, the Company accrued approximately $1.8 million and $3.4 million, respectively, of base management fees payable to the Adviser. For the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, the Company accrued approximately $174,000 of base management fees payable to the Adviser. As of June 30, 2023 and December 31, 2022, base management fees payable by the Company to the Adviser were approximately $1.8 million and $1.4 million, respectively.
Pursuant to the Investment Management Agreement, the Adviser is entitled to an incentive fee (“Incentive Fee”), which consists of two components; an incentive fee based on income and an incentive fee based on capital gains.
The portion based on the Company’s income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement entered into between the Company and the Administrator, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees).
Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount (“OID”), debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).
The Company will pay the Adviser an incentive fee quarterly in arrears with respect to the Company’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:
No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% per quarter (5.0% annualized) (the “hurdle rate” or “Hurdle”);
100% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the Hurdle but is less than a rate of return of 1.43% (5.72% annualized). The Company refers to this portion of its Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.43%) as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 12.5% of the Company’s Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.43% in any calendar quarter; and 12.5% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% annualized). This reflects that once the Hurdle is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Adviser.
These calculations are pro-rated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter.
The second component of the incentive fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears. The amount payable equals 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP. The Company will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain.
For the three and six months ended June 30, 2023, the Company accrued approximately $1.9 million and $3.6 million, respectively, of income incentive fees. The Company did not accrue income incentive fees for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022. As of June 30, 2023 and December 31, 2022, the Company had approximately $1.9 million and $1.4 million of income incentive fees payable, respectively.

As of June 30, 2023, the Company had approximately $0.8 million of accrued capital gains incentive fees, of which none were paid or payable to the Adviser, representing an increase in accrued capital gains incentive fees of $0.2 million and $0.6 million, respectively, for the three and six months ended June 30, 2023. As of December 31, 2022, the Company had approximately $0.2 million of capital gains incentive fees payable.

Expense Support and Conditional Reimbursement Agreement

The Company entered into an expense support and conditional reimbursement agreement (the “Expense Support Agreement”) with the Adviser on October 25, 2022. The Adviser may elect to pay certain expenses (each, an “Expense Payment”), provided that no portion of the payment will be used to pay any interest or distributions and/or shareholder servicing fees of the Company. Any Expense Payment that the Adviser has committed to pay must be paid by the Adviser to the Company in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Company to the Adviser or its affiliates.

Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser to the Company within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Company shall be referred to herein as a “Reimbursement Payment”. “Available Operating Funds” means the sum of (i) net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

No Reimbursement Payment for any month will be made if: (1) the “Effective Rate of Distributions Per Share” (as defined below) declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the “Operating Expense Ratio” (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. Pursuant to the Expense Support Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing operating expenses, less organizational and offering expenses, base management and incentive fees owed to Adviser, and interest expense, by net assets.

The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month.

For the three and six months ended June 30, 2023, no such Expense Payments were made by the Adviser. For the avoidance of doubt, pursuant to the Merger Agreement, the Expense Support Agreement terminated at the Effective Time of the Merger.
Affiliated Transactions
The Company may be prohibited under the 1940 Act from participating in certain transactions with its affiliates without prior approval of the Company’s Independent Trustees, and in some cases, the prior approval of the SEC. The Company intends to rely on exemptive relief that has been granted by the SEC to the Company, the Adviser, and Angelo Gordon to permit the Company to co-invest with other funds managed by the Adviser or Angelo Gordon, in a manner consistent with the Company’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors.
Pursuant to such exemptive relief, the Company is generally permitted to co-invest with certain of its affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the Board make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Company and its shareholders and do not involve overreaching of the Company or its shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of the Company’s shareholders and is consistent with its investment objective and strategies, and (3) the investment by its affiliates would not disadvantage the Company, and the Company’s participation would not be on a basis different from or less advantageous than that on which its affiliates are investing. In certain situations where co-investment with one or more funds managed by Angelo Gordon is not permitted or appropriate, Angelo Gordon will need to decide which funds will proceed with the investment. Angelo Gordon will make these determinations based on its policies and procedures, which are designed to reasonably ensure that investment opportunities are allocated fairly and equitably among affiliated funds over time and in a manner that is consistent with applicable laws, rules and regulations.
Investment in Affiliated Funds
The Company holds equity investments through its interest in the affiliated fund, Twin Brook Equity Holdings, LLC. Twin Brook Equity Holdings, LLC was created to hold equity interest that are purchased alongside the underlying portfolio companies’ debt.

Fair value as of June 30, 2023 and 2022 and transactions for the three and six months ended June 30, 2023, and transactions for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, of the Company’s investments in affiliates were as follows:

	Investment in Affiliated Funds at Fair Value for the Three Months Ended June 30, 2023
(Amounts in thousands)	Fair Value as of April 1, 2023	Gross Additions	Gross Reductions	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value as of June 30, 2023	Dividend, Interest, PIK and Other Income
Non-controlled/affiliated investments
Twin Brook Equity Holdings, LLC	$33,380	$3,542	$(2)	$—	$1,644	$38,564	$—
Total non-controlled/affiliated investments	$33,380	$3,542	$(2)	$—	$1,644	$38,564	$—

	Investment in Affiliated Funds at Fair Value for the Six Months Ended June 30, 2023
(Amounts in thousands)	Fair Value as of January 1, 2023	Gross Additions	Gross Reductions	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value as of June 30, 2023	Dividend, Interest, PIK and Other Income
Non-controlled/affiliated investments
Twin Brook Equity Holdings, LLC	$27,468	$6,933	$(2)	$—	$4,165	$38,564	$—
Total non-controlled/affiliated investments	$27,468	$6,933	$(2)	$—	$4,165	$38,564	$—

	Investment in Affiliated Funds at Fair Value for the Three Months Ended June 30, 2022
(Amounts in thousands)	Fair Value as of April 1, 2022	Gross Additions	Gross Reductions	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value as of June 30, 2022	Dividend, Interest, PIK and Other Income
Non-controlled/affiliated investments
Twin Brook Equity Holdings, LLC	$—	$2,248	$—	$—	$—	$2,248	$—
Total non-controlled/affiliated investments	$—	$2,248	$—	$—	$—	$2,248	$—

	Investment in Affiliated Funds at Fair Value for the Period from January 27, 2022 (Inception) to June 30, 2022
(Amounts in thousands)	Fair Value as of January 27, 2022 (Inception)	Gross Additions	Gross Reductions	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value as of June 30, 2022	Dividend, Interest, PIK and Other Income
Non-controlled/affiliated investments
Twin Brook Equity Holdings, LLC	$—	$2,248	$—	$—	$—	$2,248	$—
Total non-controlled/affiliated investments	$—	$2,248	$—	$—	$—	$2,248	$—
Note 7.  Commitments and Contingencies
Commitments
The Company’s investment portfolio contains debt investments that are in the form of revolving lines of credit and unfunded delayed draw commitments, which require the Company to provide funding when requested by portfolio companies in accordance with the terms of the underlying loan agreements.
Unfunded portfolio company commitments and funded debt investments are presented on the consolidated schedule of investments and are fair valued. Unrealized appreciation or depreciation, if any, is included in the consolidated statements of assets and liabilities and consolidated statements of operations.
As of June 30, 2023 and December 31, 2022, the Company had the following outstanding commitments to fund investments in current portfolio companies:

Portfolio Company	June 30, 2023	December 31, 2022
First lien senior secured debt	(Amounts in thousands)	(Amounts in thousands)
A.P.A. Industries, LLC	$1,523	$—

Portfolio Company	June 30, 2023	December 31, 2022
ACES Intermediate, LLC	6,964	6,964
ADVI Health, LLC	1,062	1,062
AHR Intermediate, Inc	8,290	12,139
ARC Healthcare Technologies, LLC	—	9,947
Ascent Lifting, Inc.	1,834	1,345
Beghou Consulting, LLC	2,654	—
Benefit Plan Administrators of Eau Claire, LLC	7,263	8,990
BPCP EE Intermedco LLC	3,387	—
BPCP WLF Intermedco LLC	7,876	7,876
Bulk Lift International, LLC	1,748	1,748
Change Academy at Lake of the Ozarks, LLC	4,436	5,786
CL Services Acquisition, LLC	4,852	—
CPS Power Buyer, LLC	2,049	4,705
Custom Agronomics Holdings, LLC	2,312	2,312
Double E Company, LLC	3,694	4,314
Endodontic Practice Partners, LLC	5,301	6,696
Esquire Deposition Solutions, LLC	2,923	6,007
Flourish Research Acquisition, LLC	2,991	—
H2 Holdco, Inc.	9,549	—
Helpware, Inc.	3,205	3,205
Hultec Buyer, LLC	3,442	—
Icreon Holdings, LLC	1,049	1,049
Industrial Air Flow Dynamics, Inc.	2,537	2,114
IPC Pain Acquistion, LLC	2,188	11,945
Ironhorse Purchaser, LLC	2,132	11,624
ITSavvy LLC	1,969	4,784
K-1 Packaging Group, LLC.	6,748	6,748
Kwalu, LLC	5,061	5,061
Load One Purchaser Corporation	9,214	9,214
MacKenzie Childs Acquisition, Inc.	450	445
Medical Technology Associates, Inc.	1,929	1,929
MWEC Management, LLC	3,192	—
Nasco Healthcare Inc.	2,492	3,322
NEFCO Holding Company, LLC	3,551	7,270
NH Kronos Buyer, Inc.	12,443	12,443
Optimized Marketing Acquisition, LLC	2,199	1,861
Propio LS, LLC	3,040	905
Purpose Home Health Acquisition, LLC	8,600	8,600
QLS Buyer, Inc	1,591	—
Raneys, LLC	5,022	1,522
Renovation Systems, LLC	3,076	—
RKD Group, LLC	4,905	4,905
Rose Paving, LLC	2,562	2,006

Portfolio Company	June 30, 2023	December 31, 2022
Shasta Buyer, LLC	1,911	1,962
Sixarp, LLC	6,912	6,912
Soccer Post Acquisition, LLC	1,608	772
Spear Education Holdings, LLC	4,463	4,463
Sun Orchard, LLC	5,223	4,875
Surplus Solutions, LLC	1,771	1,771
Treat Planet Acquisition, LLC	1,965	—
Universal Pure, LLC	5,380	12,228
US Foot and Ankle Specialists, LLC	8,664	12,467
WCI Volt Purchaser, LLC	2,249	2,249
WTWH Buyer, LLC	1,638	1,638
Yard-Nique, Inc	6,500	6,695
Zipline Logistics, LLC	6,214	6,214
Total unfunded portfolio company commitments	$227,803	$243,089
Other Commitments and Contingencies
From time to time, the Company may become a party to certain legal proceedings during the normal course of business. As of June 30, 2023, management was not aware of any material pending or threatened litigation.
Note 8.  Net Assets
Equity Issuances
At the Effective Time of the Merger, common shares of beneficial interest, par value $0.001 per share, of Private BDC outstanding immediately prior to the Effective Time were converted into a number of Class I shares of beneficial interest, par value $0.001 per share, of TCAP (the “TCAP Common Shares”) equal to a ratio of one to one. As a result, TCAP issued an aggregate of approximately 20.9 million TCAP Common Shares to former Private BDC shareholders. The TCAP Common Shares issued and outstanding immediately prior to the Effective Time remained outstanding upon the Effective Time and were unaffected by the Merger. As a result, immediately following the Merger, TCAP had approximately 20,945,030 Class I shares outstanding, and no Class S or D shares outstanding.

As of June 30, 2023, the Company had 23,183,428 shares issued and outstanding with a par value of $0.001 per share.
The following tables summarize transactions in common shares during the three and six months ended June 30, 2023 (excluding the shares issued in connection with the Merger):

	Three Months Ended June 30, 2023
	Shares	Amount in Thousands
Class I:
Proceeds from shares sold	1,921,844	$49,325
Distributions reinvested	11,162	284
Net increase (decrease)	1,933,006	$49,609

	Six Months Ended June 30, 2023
	Shares	Amount in Thousands
Class I:
Proceeds from shares sold	2,227,236	$57,140
Distributions reinvested	11,162	284
Net increase (decrease)	2,238,398	$57,424
The following tables summarize transactions in common shares during the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022 (excluding the shares issued in connection with the Merger):

	Three Months Ended June 30, 2022
	Shares	Amount in Thousands
Class I:
Proceeds from shares sold	6,999,940	$174,998
Net increase (decrease)	6,999,940	$174,998

	For the period from January 27, 2022 (Inception) to June 30, 2022
	Shares	Amount in Thousands
Class I:
Proceeds from shares sold	7,000,000	$175,000
Net increase (decrease)	7,000,000	$175,000

Dividends
The following table reflects dividends declared on common shares during the six months ended June 30, 2023.

For the Six Months Ended June 30, 2023
			Class I
Date Declared	Record Date	Payment Date	Dividend per Share	Amount in Thousands
March 27, 2023	March 31, 2023	April 28, 2023	$0.18	$3,825
April 26, 2023	April 28, 2023	May 31, 2023	$0.18	$4,019
May 25, 2023	May 31, 2023	June 30, 2023	$0.18	$4,103
June 27, 2023	June 30, 2023	July 28, 2023	$0.18	$4,173

There were no dividends declared for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan, pursuant to which it reinvests all cash dividends declared by the Board on behalf of its shareholders who do not elect to receive their dividends in cash. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then shareholders who have not opted out of our Company’s distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares as described below, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating shareholder’s account to three decimal places.

Share Repurchase Plan

The Company has implemented a share repurchase program under which, at the discretion of the Board, the Company may repurchase, in each quarter, up to 5% of the NAV of the Company’s Common Shares outstanding (either by number of shares or aggregate NAV) as of the close of the previous calendar quarter. For the avoidance of doubt, such target amount is assessed each calendar quarter. The Board may amend or suspend the share repurchase program at any time (including to offer to purchase fewer shares) if in its reasonable judgment it deems such action to be in the best interest of shareholders, such as when a repurchase offer would place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. As a result, share repurchases may not be available each quarter, or may only be available in an amount less than 5% of our Common Shares outstanding.

The Company intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended, and the 1940 Act. All shares purchased pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

Under the share repurchase plan, to the extent the Company offers to repurchase shares in any particular quarter, it is expected to repurchase shares pursuant to tender offers using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder; in the event that a shareholder’s shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance; due to trade or operational error; and repurchases of shares submitted by discretionary model portfolio management programs (and similar arrangements) as approved by the Company. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining shareholders.

During the three and six months ended June 30, 2023, no shares were repurchased.

Character of Distributions
The Company may fund its cash distributions to shareholders from any source of funds available to the Company, including but not limited to offering proceeds, net investment income from operations, capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from the Adviser, which is subject to recoupment.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions. The following tables present the sources of cash distributions on a U.S. GAAP basis that the Company has declared on its shares of common stock during the six months ended June 30, 2023:

	Class I
Source of Distribution	Per Share	Amounts (in thousands)
Net investment income	$0.72	$16,120
Net realized gains	—	—
Total	$0.72	$16,120

Note 9.  Earnings Per Share
The following table sets forth the computation of basic and diluted earnings (loss) per common share for the three and six months ended June 30, 2023 and for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022:

(Amounts in thousands, except share and per share amounts)	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023	Three Months Ended June 30, 2022	Period from January 27, 2022 (Inception) to June 30, 2022
Net increase (decrease) in net assets resulting from operations	$14,034	$26,670	$(205)	$(525)
Weighted average shares of common stock outstanding - basic and diluted	22,724,706	21,890,401	2,241,785	1,533,872
Earnings (loss) per common share - basic and diluted	$0.62	$1.22	$(0.09)	$(0.34)
Note 10.  Income Taxes
Taxable income generally differs from net increase (decrease) in net assets resulting from operations due to temporary and permanent differences in the recognition of income and expenses, and generally excludes net unrealized gains or losses, as unrealized gains or losses are generally not included in taxable income until they are realized.
The Company makes certain adjustments to the classification of net assets as a result of permanent book-to-tax differences, which include differences in the book and tax basis of certain assets and liabilities, and nondeductible federal taxes or losses among other items. To the extent these differences are permanent, they are charged or credited to additional paid in capital or total distributable earnings (losses), as appropriate. There were $1,186,000 and $2,552,000 of permanent differences for the three and six months ended June 30, 2023.

Note 11.  Financial Highlights
The following are financial highlights for a common share outstanding for the six months ended June 30, 2023 and for the period from January 27, 2022 (Inception) to June 30, 2022.

(Amounts in thousands, except share and per share amounts)	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Per share data:
Net asset value, beginning of period	$25.25	$25.00
Net investment income (loss)(1)	1.02	(0.34)
Net realized and unrealized gain (loss)(2)	0.20	0.27
Total from operations	1.22	(0.07)
Dividends declared	(0.72)	0.00
Total increase (decrease) in net assets	0.50	(0.07)
Net asset value, end of period	$25.75	$24.93
Shares outstanding, end of period	23,183,428	7,000,000
Total return(3)(4)	4.9%	(0.3)%
Ratios / supplemental data
Ratio of total expenses to average net assets(4)(5)(6)	5.6%	1.2%
Ratio of total net operating expenses less interest and tax expense to average net assets(4)(5)(7)	0.6%	0.5%
Ratio of net investment income (loss) before taxes to average net assets(4)(5)(8)	4.2%	(0.5)%
Ratio of net investment income (loss) after taxes to average net assets(4)(5)(9)	4.0%	(0.5)%

Net assets, end of period	$596,869	$174,475
Weighted average shares outstanding	21,890,401	1,533,872
Portfolio turnover rate(10)	11.2%	0.0%
Asset coverage ratio(11)	241.0%	17,547.5%
(1)The per share data was derived using the weighted average shares outstanding during the period.
(2)The amount shown at this caption includes the balancing amount derived from other figures in the schedule. The amount shown does not correspond with the aggregate amount for the period due to the effect of the timing of capital transactions.
(3)Total return is calculated as the change in net asset value ("NAV") per share during the period, assuming dividends and distributions, if any, are reinvested in accordance with the Company’s distribution reinvestment plan, divided by the opening NAV per share. Total return does not include upfront transaction fee, if any.
(4)Not annualized.
(5)Average net assets are computed using the average balance of net assets at the end of each month of the reporting period.
(6)Ratio of net expenses to average net assets is computed using total expenses net of waivers from the Administrator, if applicable.
(7)Ratio of net operating expenses less interest and taxes to average net assets is computed using total operating expenses net of interest expense, tax expense, organizational expense, offering expense, management fees, incentive fees, and waivers from the Administrator, if applicable.
(8)Ratio of net investment income (loss) before taxes to average net assets does not include applicable tax expenses that are not attributable to the BDC itself but are taxes to a consolidated subsidiary to the fund and thus shown on the Statements of Operations

(9)Ratio of net investment income (loss) after taxes to average net assets includes applicable tax expenses that are not attributable to the BDC itself, but are taxes to a consolidated subsidiary to the fund and thus shown on the Statements of Operations.
(10)Portfolio turnover rate is calculated using the lesser of total sales or total purchases over the average of the investments at fair value for the periods reported.
(11)Asset coverage ratio is equal to (i) the sum of (A) net assets at the end of the period and (B) total debt outstanding at the end of the period, divided by (ii) total debt outstanding at the end of the period.

Note 12.  Subsequent Events
The Company’s management evaluated subsequent events through the date of issuance of these consolidated financial statements. There have been no subsequent events that occurred that would require disclosure in, or would be required to be recognized in, these consolidated financial statements, except as discussed below:

Subsequent Subscriptions and Dividend Declarations

The Company received approximately $8.7 million of net proceeds, inclusive of distributions reinvested through the Company’s distribution reinvestment plan, relating to the issuance of Class I shares for subscriptions effective July 1, 2023. Additionally, the Company received approximately $79.7 million of net proceeds relating to the issuance of Class I shares for subscriptions effective August 1, 2023. The issuance price for August share issuances is not yet finalized at the date of this filing.

On July 27, 2023, the Company’s Board declared net distributions of $0.18 per Class I share, payable on August 31, 2023 to shareholders of record as of July 31, 2023.

The Merger with AG Twin Brook BDC, Inc.

On July 28, 2023, the Company completed its previously announced acquisition of AG Twin Brook BDC, Inc., a Delaware corporation (“AGTB” and, together with the Company, the “Parties”), with the Company continuing as the surviving company (the “Transaction”). The Transaction was completed pursuant to the Merger Agreement, dated May 19, 2023, by and between the Parties. Prior to the Transaction closing, AGTB was an affiliated BDC managed by AG Twin Brook Manager, LLC, a wholly-owned subsidiary of Angelo Gordon The Company is a public, non-exchange traded BDC, managed by AGTB Fund Manager, LLC, which is also a wholly-owned subsidiary of Angelo Gordon. The Company is the accounting survivor of the Transaction.

As of the effective time, each share of AGTB’s common stock, par value $0.001 per share, outstanding immediately prior to the effective time was converted into the right to receive $20 per share in cash, without interest (the “Per Share Consideration”), subject to any applicable withholding taxes. The Company paid cash consideration in connection with the Transaction of approximately $193 million and had transaction costs of approximately $0.8 million. The Company acquired $186 million of investments at amortized cost and fair value, with $7 million in other assets net of other liabilities.

The Transaction will be accounted for as an asset acquisition of AGTB by the Company in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations-Related Issues, with the fair value of total consideration paid in conjunction with the Transaction allocated to the assets acquired and liabilities assumed based on their relative fair values as of the date of the Transaction. Generally, under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the asset (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. The cost of the group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than certain “non-qualifying” assets (for example cash) and does not give rise to goodwill.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
In this quarterly report on Form 10-Q, or this "report," we refer to AG Twin Brook Capital Income Fund and its consolidated subsidiaries as "we," "us," the "Company," "TCAP," or "our," unless we specifically state otherwise or the context indicates otherwise. We refer to our investment Adviser, AGTB Fund Manager, LLC, as our "Adviser," and we refer to the direct parent company of our Adviser, Angelo, Gordon & Co., L.P., as "Angelo Gordon." The Adviser serves as the Company’s Administrator and may also be referred to herein as "Administrator". On January 1, 2023, we completed the Merger with AGTB Private BDC, which we refer to as the “Private BDC” and commenced operations as the surviving company. Since the Private BDC is the Company’s accounting predecessor, the following section contains information on the results of operations and financial condition of the Private BDC as of December 31, 2022, and for the period from January 27, 2022 (date of inception) through December 31, 2022.
Forward-Looking Statements
The information contained in this section should be read in conjunction with “Item 1. Financial Statements.” This discussion contains forward-looking statements, which relate to future events our future performance or financial condition and involves numerous risks and uncertainties, including, but not limited to, those set forth in "Risk Factors" in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2022 and Part II, Item 1A of and elsewhere in this Form 10-Q. Actual results could differ materially from those implied or expressed in any forward-looking statements.

These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about TCAP, our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statements in this report should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this report. These forward-looking statements apply only as of the date of this report. Moreover, we assume no duty and do not undertake to update the forward-looking statements, except as required by applicable law. You are advised to consult any additional disclosures that we make directly to you or through reports that we have filed or in the future file with the U.S. Securities and Exchange Commission (the “SEC”) including annual reports on Form 10-K, registration statements on Form N-2, quarterly reports on Form 10-Q and current reports on Form 8-K. This quarterly report on 10-Q contains statistics and other data that have been obtained from or compiled from information made available by third-party service providers. We have not independently verified such statistics or data. Because we are an investment company, the forward-looking statements and projections contained in this report are excluded from the safe harbor protection provided by Section 21E of the U.S. Securities Exchange Act of 1934 Act, as amended (the “1934 Act”).
Overview
We are an externally managed, non-diversified closed-end management investment company that has elected to be treated as a BDC under the Investment Company Act of 1940, as amended (the “1940 Act”). Formed as a Delaware statutory trust on January 27, 2022, we are externally managed by the Adviser, a wholly-owned subsidiary of Angelo Gordon. Our Adviser is registered as an investment adviser with the SEC. We also intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under the Code.
Pursuant to our Investment Management Agreement, subject to the overall supervision of our board of trustees (the “Board”), our Adviser manages our day-to-day operations, and provides investment advisory and management services to us. Our Adviser is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring our investments, and monitoring our investments and portfolio companies on an ongoing basis.

Under our Investment Management Agreement, we have agreed to pay the Adviser an annual management fee as well as an incentive fee based on our investment performance. Also, under the Administration Agreement, we have agreed to reimburse the Administrator for the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the costs of compensation and related expenses of our chief compliance officer, chief financial officer, general counsel and their respective staffs.

On May 15, 2023, Angelo Gordon announced that it and certain of its affiliated entities entered into a transaction agreement with TPG Inc. (“TPG”) and certain of its affiliated entities pursuant to which TPG has agreed to acquire Angelo Gordon on the terms and subject to the conditions set forth in the transaction agreement (the “TPG Transaction”). Following the TPG Transaction, Angelo Gordon and the Adviser (which also serves as our Administrator) will be indirect subsidiaries of TPG. Our investment strategy and team remains unchanged, and the TPG Transaction is not expected to have a material impact on our operations.

The TPG Transaction is expected to close in the fourth quarter of 2023, subject to customary closing conditions, including Hart-Scott-Rodino Act filings, international regulatory approvals, and other client and third-party consents. The closing of the TPG Transaction will result in a change of control of the Adviser under the 1940 Act, which will further result in the assignment of our current Investment Management Agreement (“Current Agreement”) under the 1940 Act and the immediate termination of the Current Agreement. Since the Current Agreement will terminate upon completion of the TPG Transaction, our shareholders will be asked to approve a new investment management agreement between us and the Adviser (“New Agreement”) at an upcoming special shareholder meeting. The New Agreement will replace the Current Agreement upon the consummation of the TPG Transaction. All material terms in the New Agreement will remain unchanged from the Current Agreement, and the New Agreement, if approved by our shareholders, will become effective upon the closing of the TPG Transaction.
As a BDC, we must invest at least 70% of our assets in “eligible portfolio companies,” generally, U.S. private operating companies (or small U.S. public operating companies with a market capitalization of less than $250 million). As a BDC, we may also invest up to 30% of our portfolio in non-eligible portfolio company investments, such as investments in non-U.S. companies, which may include investments in a “passive foreign investment company” (a “PFIC”). Because we have elected to be regulated as a BDC, and we intend to continue to qualify as a RIC under the Code, our portfolio will also be subject to the diversification and other requirements under the Code.
Investments
We invest principally in privately originated senior secured loans to U.S. middle market companies, which we believe have consistent capital needs and have not only been underserved in recent years by traditional providers of capital such as banks and the public debt markets, but also for a variety of reasons may prefer working with experienced non-bank lenders. Our origination strategy focuses on the middle market private equity community. This financing is utilized for a variety of purposes, including to fund organic growth, acquisitions, recapitalizations, management buyouts and leveraged buyouts for companies with revenue generally under $500 million. In describing our business, we generally use the term “middle market” to refer to companies with EBITDA of between $3 million and $50 million annually; however, we typically invest in companies with EBITDA of less than $25 million. Notwithstanding the foregoing, the Adviser may determine whether companies qualify as “middle market” in its sole discretion, and we may from time to time invest in larger or smaller companies.

By investing predominantly in senior secured debt, we expect to reduce our risk of principal loss and deliver more stable returns over time as compared with investments in bonds, unsecured loans, mezzanine investments and public, private and project equity. However, we may also invest opportunistically in other parts of the capital structure, including senior secured stretch and unitranche facilities, second lien loans, mezzanine and mezzanine-related loans, and equity investments, as well as select other subordinated instruments either directly or through acquisitions in the secondary market.

The level of our investment activity depends on many factors, including the amount of debt and equity capital available to prospective portfolio companies, the level of merger, acquisition and refinancing activity for such companies, the availability of credit to finance transactions, the general economic environment and the competitive environment for the types of investments we make.

As a BDC, we must invest at least 70% of our assets in “eligible portfolio companies,” generally, U.S. private operating companies (or small U.S. public operating companies with a market capitalization of less than $250 million). As a BDC, we may also invest up to 30% of our portfolio in non-eligible portfolio company investments, such as investments in non-U.S. companies, which may include investments in a “passive foreign investment company.” Because we have elected to be regulated as a BDC, and we intend to elect to be treated, and intend to qualify annually thereafter, as a RIC, our portfolio will also be subject to the diversification and other requirements under the Code. Subject to the limitations of the 1940 Act, we may invest in loans or other securities, the proceeds of which may refinance or otherwise repay debt or securities of companies whose debt is owned by other Angelo Gordon funds. From time to time, we may co-invest with other Angelo Gordon funds.
Revenues
We generate revenues primarily through the receipt of interest income from the investments we hold. In addition, we generate income from various loan origination and other fees and from dividends on direct equity investments. In addition, we may generate revenue in the form of commitment, origination, administration, amendment, and loan servicing fees. Loan origination fees, original issue discount and market discount or premium are capitalized as part of the underlying cost of the investments and accreted or amortized over the life of the investment as interest income. We record contractual prepayment premiums on loans and debt securities as interest income.
Our debt investment portfolio consists of primarily floating rate loans. As of June 30, 2023, 100% of our debt investments, based on fair value, bore interest at floating rates, which may be subject to interest rate floors. Variable-rate investments subject to a floor generally reset periodically to the applicable floor, only if the floor exceeds the index. Trends in base interest rates, such as Term SOFR, may affect our net investment income over the long term. In addition, our results may vary from period to period depending on the interest rates of new investments made during the period compared to investments that were sold or repaid during the period; these results reflect the characteristics of the particular portfolio companies that we invested in or exited during the period and not necessarily any trends in our business or macroeconomic trends.
Dividend income that we receive from our ownership of private securities is recorded pursuant to the terms of the respective investments.
Expenses
Our primary operating expenses include the payment of fees to the Adviser under the Investment Management Agreement, our allocable portion of overhead expenses under the Administration Agreement, interest expense related to borrowings outstanding, and other operating costs described below.
We are responsible for all costs and expenses incurred in connection with the operations of the Company and locating, structuring, evaluating, consummating, maintaining and disposing of investments and potential investments (whether or not the acquisition is consummated), including but not limited to legal, regulatory, accounting and other professional or third-party costs or disbursements including travel, rent or lodging, out-of-pocket expenses of the Adviser, the fees and expenses of any independent counsel engaged by the Adviser and out-of-pocket expenses related to third-party service providers (including loan servicer fees), placement agent fees and expenses, advertising expenses, litigation expenses, brokerage commissions, clearing and settlement charges and other transaction costs, custody fees, interest expenses, financing charges, initial and variation margin, broken deal expenses, compensation (which may include fees or performance-based compensation) of Advisers, consultants and finders, joint venture partners, or other professionals relating to the Company’s operations and investments or potential investments (whether or not completed), which may include costs incurred to attend or sponsor networking and other similar events hosted by both for-profit and not-for-profit organizations (which may include organizations affiliated with current or prospective investors), specific expenses incurred in obtaining, developing or maintaining market data technology systems, research and other information and information service subscriptions utilized with respect to the

Company’s investment program including fees to third party providers of research, portfolio risk management services (including the costs of risk management software or database packages), fees of pricing and valuation services, appraisal costs and brokerage expenses. We will also bear all commitment fees and any transfer or recording taxes, registration fees and other expenses in connection with acquisitions and dispositions of investments, and all expenses relating to the ownership and operation of investments, including taxes, interest, insurance, and other fees and expenses. Travel expenses may include first-class airfare and limited use of private or charter aircraft, as well as premium accommodations, in accordance with our Adviser’s policies related thereto.
In addition, we will bear all costs of the administration of the Company, including but not limited to accounting expenses (including accounting systems) and expenses relating to audit, legal and regulatory expenses (including filings with U.S. and non-U.S. regulators and compliance obligations), costs associated with our reporting and compliance obligations under the 1940 Act and other applicable U.S. federal and state securities laws, fees and expenses of any administrators in connection with the administration of the Company, expenses relating to the maintenance of registered offices of the Company to the extent provided by unaffiliated service providers, temporary office space of non-employee consultants or auditors, blue sky and corporate filing fees and expenses, corporate licensing expenses, indemnification expenses, costs of holding any meetings or conferences of investors or their delegates or Advisers (including meetings of the Adviser and related activities), Independent Trustees’ fees and expenses, costs of any litigation or threatened litigation or costs of any investigation or legal inquiries involving Company activities (including regulatory sweeps), the cost of any liability insurance or fidelity coverage for the Company, including any trustees’ and officers’ liability insurance and key-person life insurance policies, maintained with respect to liabilities arising in connection with the activities of our trustees and officers conducted on behalf of the Company, costs associated with reporting and providing information to existing and prospective investors, including printing and mailing costs, wind-up and liquidation expenses, and any extraordinary expenses arising in connection with the operations of the Company.
From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. We will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on our behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by our shareholders, subject to the cap on organization and offering expenses described above.
Leverage
In accordance with the 1940 Act, we can borrow amounts such that our asset coverage, as defined in the 1940 Act, is at least 150% after such borrowings, subject to certain limitations. We may from time to time increase the size of our existing credit facilities or enter into new credit facilities. Any such incurrence would be subject to prevailing market conditions, our liquidity requirements, contractual and regulatory restrictions and other factors.
As of June 30, 2023, we had borrowings of $423.2 million outstanding at an average all-in rate of 7.53%, which is included in debt on the consolidated statements of assets and liabilities. As of December 31, 2022, the Company had borrowings of $323.2 million outstanding at an average all-in rate of 4.71%. We incurred approximately $9.2 million and $16.5 million of interest and unused commitment fees for the three and six months ended June 30, 2023, which is included in interest expense on the consolidated statements of operations. The carrying values of borrowings outstanding under the debt facilities approximate fair value.
Portfolio and Investment Activity
As of June 30, 2023, based on fair value, our portfolio consisted of 96.08% first lien senior secured debt investments and 3.92% investments in affiliated funds, that hold our equity co-investments. As of December 31, 2022, based on fair value, our portfolio consisted of 96.67% first lien senior secured debt investments and 3.33% investments in affiliated funds.

As of June 30, 2023, we had investments in 56 portfolio companies with an aggregate fair value of $984.3 million. As of December 31, 2022, we had investments in 46 portfolio companies with an aggregate fair value of $824.5 million.
Our investment activity for the three months ended June 30, 2023 and 2022 is presented below (information presented herein is at par value unless otherwise indicated).

(Amounts in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022
Principal amount of investments committed (including add-ons):
First lien senior secured debt investments	$126,498	$135,729
Investment in affiliated funds	3,542	2,248
Total principal amount of investments committed	$130,040	$137,977
Principal amount of investments sold or repaid:
First lien senior secured debt investments	$(46,651)	$—
Investment in affiliated funds	(2)
Total principal amount of investments sold or repaid	$(46,653)	$—
New debt investments(1):
New commitments	$110,983	$135,729
Number of new commitments in new portfolio companies(2)	6	7
Average new commitment amount	$18,497	$19,390
Weighted average term for new commitments (in years)	4.6	4.0
Percentage of new commitments at floating rates	100.0%	100.0%
Percentage of new commitments at fixed rates	—%	—%
(1)Amounts shown exclude add-on transactions to existing portfolio companies during the period.
(2)Number of new debt investment commitments represent commitments to a particular portfolio company.
As of June 30, 2023 and December 31, 2022 our investments consisted of the following:

	June 30, 2023		December 31, 2022
(Amounts in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
First lien senior secured debt	$943,989	$945,778	$795,429	$797,019
Investment in affiliated funds	34,165	38,564	27,234	27,468
Total investments	$978,154	$984,342	$822,663	$824,487

The table below describes investments by industry composition based on fair value as of June 30, 2023 and December 31, 2022 :

	June 30, 2023	December 31, 2022
Air freight and logistics	2.0%	2.4%
Auto components	2.0%	0.9%
Chemicals	0.4%	0.5%
Commercial services and supplies	3.0%	2.2%
Construction and engineering	6.3%	6.2%
Containers and packaging	5.8%	6.9%
Diversified consumer services	6.8%	6.1%
Electrical equipment	1.0%	1.2%
Electronic equipment, instruments and components	1.3%	1.3%
Food and staples retailing	1.9%	3.5%
Food products	4.1%	4.1%
Health care equipment and supplies	4.3%	4.1%
Health care providers and services	28.6%	26.4%
Health care technology	2.8%	3.0%
Household durables	7.0%	6.1%
Industrial Conglomerates	1.4%	—%
IT services	0.8%	3.9%
Machinery	1.9%	2.2%
Media	7.1%	8.5%
Multisector holdings	3.9%	3.3%
Professional services	1.6%	1.9%
Software	1.2%	1.4%
Specialty retail	0.9%	1.2%
Trading companies and distributors	3.9%	2.7%
Total	100.0%	100.0%
As of June 30, 2023 and December 31, 2022, 100% of our investments were based in the United States.
The weighted average yields and interest rates of our funded debt investments as of June 30, 2023 and December 31, 2022 were as follows:

	June 30, 2023	December 31, 2022
Weighted average total yield of funded debt investments at cost	11.4%	10.9%
Weighted average total yield of funded debt investments at fair value	11.4%	10.9%
Weighted average interest rate of funded debt investments (1)	11.4%	10.6%
Weighted average spread over reference rates of all floating rate funded debt investments	6.0%	5.9%
(1)Calculated using actual interest rates in effect as of June 30, 2023 and December 31, 2022 based on borrower elections.

The weighted average yield of our funded debt investments is not the same as a return on investment for our shareholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our and our subsidiaries’ fees and expenses. The weighted average yield was computed using the effective interest rates of each investment as of each respective date, including accretion of original issue discount, but excluding investments on non-accrual status, if any. There can be no assurance that the weighted average yield will remain at its current level.
Our Adviser monitors our portfolio companies on an ongoing basis. It monitors the financial trends of each portfolio company to determine if they are meeting their respective business plans and to assess the appropriate course of action with respect to each portfolio company. Our Adviser has several methods of evaluating and monitoring the performance and fair value of our investments, which may include the following:
•assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;
•periodic and regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;
•comparisons to other companies in the portfolio company’s industry; and
•review of monthly or quarterly financial statements and financial projections for portfolio companies.
As part of the monitoring process, our Adviser employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our Adviser rates the credit risk of all debt investments on a scale of A to F. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. The rating system is as follows:

Investment Rating	Description
A	A loan supported by exceptional financial strength, stability and liquidity;
B	As a general rule, a new transaction will be risk rated a “B” loan. Overtime, a “B” loan is supported by good financial strength, stability and liquidity;
C	A loan that is exhibiting deteriorating trends, which if not corrected could jeopardize repayment of the debt. In general, a default by the borrower of one of its financial performance covenants (leverage or coverage ratios) would warrant a downgrade of a loan to a risk rating of “C”;
D	A loan that has a well-defined weakness that jeopardizes the repayment of the debt or the ongoing enterprise value of the borrower;
E	A loan that has an uncured payment default; and
F	An asset that is considered uncollectible or of such little value that its continuance as a booked asset is unwarranted.
Our Adviser rates the investments in our portfolio at least quarterly and it is possible that the rating of a portfolio investment may be reduced or increased over time. For investments rated C through F, our Adviser enhances its level of scrutiny over the monitoring of such portfolio company.

The following table shows the composition of our debt investments on the A to F rating scale as of June 30, 2023 and December 31, 2022:

	June 30, 2023		December 31, 2022
Investment Rating	Investments at Fair Value	Percentage of Total Debt Investments	Investments at Fair Value	Percentage of Total Debt Investments
(Amounts in thousands)
A	$—	—	$—	—
B	945,778	100.0%	797,019	100.0%
C	—	—	—	—
D	—	—	—	—
E	—	—	—	—
F	—	—	—	—
Total	$945,778	100.0%	$797,019	100.0%
The following table shows the amortized cost of our performing and non-accrual debt investments as of June 30, 2023 and December 31, 2022:

	June 30, 2023		December 31, 2022
(Amounts in thousands)	Amortized Cost	Percentage	Amortized Cost	Percentage
Performing	$943,989	100.0%	$795,429	100.0%
Non-accrual	—	—	—	—
Total	$943,989	100.0%	$795,429	100.0%
Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon the Adviser’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in the Adviser’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.
Results of Operations
The following table represents the operating results for the three and six months ended June 30, 2023, and for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022:

(Amounts in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Total investment income	$28,643	$715	$53,710	$715
Less: expenses and taxes	16,282	914	31,386	1,234
Net investment income (loss)	12,361	(199)	22,324	(519)

Net realized gain (loss)	—	—	(18)	—
Net change in unrealized gain (loss)	1,673	(6)	4,364	(6)
Net increase (decrease) in net assets resulting from operations	$14,034	$(205)	$26,670	$(525)
Net increase (decrease) in net assets resulting from operations can vary from period to period as a result of various factors, including the level of new investment commitments, expenses, the recognition of realized gains and losses and changes in unrealized appreciation and depreciation on the investment portfolio.

Investment Income
Investment income for the three and six months ended June 30, 2023, and for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, were as follows:

(Amounts in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Interest	$28,312	$297	$52,451	$297
Other	331	418	1,259	418
Total investment income	$28,643	$715	$53,710	$715
Increases in interest and other investment income were driven by deployment of capital, rising interest rates and an increase in investment activity. Total investments as of June 30, 2023 were $984 million as compared to $86 million as of June 30, 2022.

Expenses
Expenses for the three and six months ended June 30, 2023, and for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, were as follows:

(Amounts in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Interest	$9,625	$104	$17,317	$104
Income incentive fees	1,915	—	3,585	—
Management fees	1,770	174	3,410	174
Offering costs	836	60	1,618	60
Professional fees	721	16	1,273	16
Other	357	38	643	38
Administrative fees	321	255	1,072	255
Capital gains incentive fees	209	—	543	—
Organizational costs	—	61	528	381
Accounting fees	114	72	272	72
Insurance fees	23	82	112	82
Trustees' fees	45	52	89	52
Total expenses	$15,936	$914	$30,462	$1,234

Increases in interest and other expenses were driven by the Company’s continued deployment of capital, rising interest rates and an increase in investment activity and leverage.
Increases in incentive fees are correlated to an increase in net assets from operations. For the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, there were net decreases in net assets resulting from operations, therefore there were no fees accrued. For the three and six months ended June 30, 2023, there were increases in net assets resulting from operations of $14.0 million and $26.7 million, respectively, driving the increase in fees. Increases in management fees are correlated to an increase in the net asset value, which increased from $174.5 million as of June 30, 2022, to $596.9 million as of June 30, 2023.

Under the terms of the Administration Agreement and Investment Management Agreement, we reimburse the Administrator and Adviser, respectively, for services performed for us. In addition, pursuant to the terms of these agreements, the Administrator and Adviser may delegate its obligations under these agreements to an affiliate or to a third party and we reimburse the Administrator and Adviser for any services performed for us by such affiliate or third party.
For the three and six months ended June 30, 2023, the Administrator charged approximately $321,000 and $1,072,000, respectively, for certain costs and expenses allocable to the Company under the terms of the Administration Agreement. For the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, the Administrator charged approximately $255,000 for certain costs and expenses allocable to the Company under the terms of the Administration Agreement.
Income Taxes, including Excise Taxes
We intend to elect to be treated as a RIC under Subchapter M of the Code, and we intend to operate in a manner so as to continue to qualify for the tax treatment applicable to RICs. To continue to qualify for tax treatment as a RIC, we must, among other things, distribute to our shareholders in each taxable year generally at least 90% of our investment company taxable income, as defined by the Code, and net tax-exempt income for that taxable year. To maintain our tax treatment as a RIC, we, among other things, intend to make the requisite distributions to our shareholders, which generally relieves us from corporate-level U.S. federal income taxes.
Depending on the level of taxable income earned in a tax year, we can be expected to carry forward taxable income (including net capital gains, if any) in excess of current year dividend distributions from the current tax year into the next tax year and pay a nondeductible 4% U.S. federal excise tax on such taxable income, as required. To the extent that we determine that our estimated current year annual taxable income will be in excess of estimated current year dividend distributions from such income, we will accrue excise tax on estimated excess taxable income. For the three and six months ended June 30, 2023, we did not accrue U.S. federal excise tax.
We conduct certain activities through our wholly-owned subsidiary, Twin Brook Equity XXXIII Corp., a Delaware corporation. Twin Brook Equity XXXIII Corp. is treated as a corporation for United States federal income tax purposes and is subject to U.S. federal, state or local income tax. For the three and six months ended June 30, 2023, the Company accrued $0 current federal tax. For the three and six months ended June 30, 2023, the company accrued $346,000 and $924,000 of deferred federal tax related to Twin Brook Equity XXXIII Corp., which is included as "deferred federal tax provision” on the Statements of Operations.
Net Change in Unrealized Gains (Losses) on Investment Transactions
We fair value our portfolio investments quarterly and any changes in fair value are recorded as unrealized gains or losses. During the three and six months ended June 30, 2023, and during the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, net unrealized gains (losses) on our investment transactions were as follows:

(Amounts in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022		Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Non-controlled, non-affiliated investments	$29	$(6)	$(6)	$199	$(6)
Non-controlled, affiliated investments	1,644	—	—	4,165	—
Net change in unrealized gain (loss) on investment transactions	$1,673	$(6)	$(6)	$4,364	$(6)
For the three and six months ended June 30, 2023, the net unrealized gains were primarily driven by an increase in the fair value of our investments driven primarily by strong financial results of portfolio companies. The unrealized gains were also driven by improved performance of equity investments that increased our net asset value in the affiliated fund for the three and six months ended June 30, 2023.
For the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, the net unrealized loss was primarily driven by a decrease in the fair value of our investments.

Net Realized Gains (Losses) on Investment Transactions
The realized gains and losses on fully and partially exited portfolio companies during the three and six months ended June 30, 2023, and during the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, were as follows:

(Amounts in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Net realized gain (loss) on investments	$—	$—	$(18)	$—
Net realized gain (loss) on investments	$—	$—	$(18)	$—
Financial Condition, Liquidity, and Capital Resources
Our liquidity and capital resources primarily from the net proceeds of our continuous offering of common shares, cash flows from interest, dividends and fees earned from our investments and principal repayments, and credit facilities. The primary uses of our cash are (1) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (2) the cost of operations (including paying our Adviser and Administrator or its affiliates), (3) debt service of any borrowings and (4) cash distributions to the holders of our stock.
We may from time to time increase the size of our existing credit facilities. Any such incurrence would be subject to prevailing market conditions, our liquidity requirements, contractual and regulatory restrictions and other factors. In accordance with the 1940 Act, with certain limited exceptions, we are only allowed to incur borrowings, issue debt securities or issue preferred stock, if immediately after the borrowing or issuance, the ratio of total assets (less total liabilities other than indebtedness) to total indebtedness plus preferred stock, is at least 150%. There were $423.2 million outstanding borrowings as of June 30, 2023. We seek to carefully consider our unfunded commitments for the purpose of planning our ongoing financial leverage. Further, we maintain sufficient borrowing capacity within the 150% asset coverage limitation to cover any outstanding unfunded commitments we are required to fund.
Cash as of June 30, 2023, taken together with our available debt capacity of $136.3 million, is expected to be sufficient for our investing activities and to conduct our operations.
As of June 30, 2023 we had $41.3 million in cash. During the six months ended June 30, 2023, we used $124.6 million in cash for operating activities, primarily as a result of funding portfolio investments of $253.8 million and partially offset by other operating activities of $129.2 million. Cash provided by financing activities was $127.4 million during the period, primarily the result of proceeds from the issuance of common shares and debt borrowings.
As of June 30, 2022, we had $85.5 million in cash. For the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, we used $85.1 million in cash for operating activities, primarily as a result of funding portfolio investments of $86 million and partially offset by other operating activities of $0.9 million. Cash used for financing activities was $170.6 million during the period, primarily the result of proceeds from the issuance of common shares.
Equity
At the Effective Time of the Merger, common shares of beneficial interest, par value $0.001 per share, of Private BDC outstanding immediately prior to the Effective Time were converted into a number of Class I shares of beneficial interest, par value $0.001 per share, of TCAP (the “TCAP Common Shares”) equal to a ratio of one to one. As a result, TCAP issued an aggregate of approximately 20.9 million TCAP Common Shares to former Private BDC shareholders. The TCAP Common Shares issued and outstanding immediately prior to the Effective Time remained outstanding upon the Effective Time and were unaffected by the Merger. As a result, immediately following the Merger, TCAP had approximately 20,945,030 Class I shares outstanding, and no Class S or D shares outstanding.
As of June 30, 2023, the Company had 23,183,428 shares issued and outstanding with a par value of $0.001 per share.
The following tables summarize transactions in common shares during the three and six months ended June 30, 2023, and the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022:

Three Months Ended June 30, 2023
	Shares	Amount in Thousands
Class I:
Proceeds from shares sold	1,921,844	$49,325
Distributions reinvested	11,162	$284
Net increase (decrease)	1,933,006	$49,609

Six Months Ended June 30, 2023
	Shares	Amount in Thousands
Class I:
Proceeds from shares sold	2,227,236	$57,140
Distributions reinvested	11,162	$284
Net increase (decrease)	2,238,398	$57,424

Three Months Ended June 30, 2022
	Shares	Amount in Thousands
Common Shares
Proceeds from shares sold	6,999,940	$174,998
Net increase (decrease)	6,999,940	$174,998

Period from January 27, 2022 (Inception) to June 30, 2022
	Shares	Amount in Thousands
Common Shares
Proceeds from shares sold	7,000,000	$175,000
Net increase (decrease)	7,000,000	$175,000

Net Asset Value per Share and Offering Price
The Company determines NAV for each class of shares as of the last day of each calendar month. Share issuances related to monthly subscriptions are effective the first calendar day of each month. Shares are issued at an offering price equivalent to the most recent NAV per share available for each share class, which will be the prior calendar day NAV per share (i.e. the prior month-end NAV). The following table presents each month-end NAV per share for the common shares during the six months ended June 30, 2023:

NAV Per Share
For the Months Ended	Class I
January 31, 2023	$25.39
February 28, 2023	$25.59
March 31, 2023	$25.67
April 30, 2023	$25.65
May 31, 2023	$25.67
June 30, 2023	$25.75

Dividends
We plan to make monthly dividends at the Board’s discretion, starting with the first monthly distribution declared in March 2023. The following table reflects dividends declared on common shares during the six months ended June 30, 2023:

For the Six Months Ended June 30, 2023
Date Declared	Record Date	Payment Date	Dividend per Share	Amount in Thousands
March 27, 2023	March 31, 2023	April 28, 2023	$0.18	$3,825
April 26, 2023	April 28, 2023	May 31, 2023	$0.18	$4,019
May 25, 2023	May 31, 2023	June 30, 2023	$0.18	$4,103
June 27, 2023	June 30, 2023	July 28, 2023	$0.18	$4,173

There were no dividends declared for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan, pursuant to which it reinvests all cash dividends declared by the Board on behalf of its shareholders who do not elect to receive their dividends in cash. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then shareholders who have not opted out of our Company’s distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares as described below, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating shareholder’s account to three decimal places.

Share Repurchase Plan
The Company has implemented a share repurchase program under which, at the discretion of the Board, the Company may repurchase, in each quarter, up to 5% of the NAV of the Company’s Common Shares outstanding (either by number of shares or aggregate NAV) as of the close of the previous calendar quarter. For the avoidance of doubt, such target amount is assessed each calendar quarter. The Board may amend or suspend the share repurchase program at any time (including to offer to purchase fewer shares) if in its reasonable judgment it deems such action to be in the best interest of shareholders, such as when a repurchase offer would place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. As a result, share repurchases may not be available each quarter, or may only be available in an amount less than 5% of our Common Shares outstanding.

The Company intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended, and the 1940 Act. All shares purchased pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

Under the share repurchase plan, to the extent the Company offers to repurchase shares in any particular quarter, it is expected to repurchase shares pursuant to tender offers using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder; in the event that a shareholder’s shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance; due to trade or operational error; and repurchases of shares submitted by discretionary model portfolio management programs (and similar arrangements) as approved by the Company. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining shareholders.

During the three and six months ended June 30, 2023, no shares were repurchased.

Character of Distributions
The Company may fund its cash distributions to shareholders from any source of funds available to the Company, including but not limited to offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and fee and expense reimbursement waivers from the Adviser, which is subject to recoupment, or the Administrator, if any.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions. The following tables present the sources of cash distributions on a U.S. GAAP basis that the Company has declared on its shares of common stock during the three and six months ended June 30, 2023:

For the Three Months Ended June 30, 2023
	Class I
Source of Distribution	Per Share	Amounts (in thousands)
Net investment income	$0.54	(12,295)
Net realized gains	—	—
Total	$0.54	$(12,295)

For the Six Months Ended June 30, 2023
	Class I
Source of Distribution	Per Share	Amounts (in thousands)
Net investment income	$0.72	(16,120)
Net realized gains	—	—
Total	$0.72	$(16,120)

Debt
In accordance with the 1940 Act, we can borrow amounts such that our asset coverage, as defined in the 1940 Act, is at least 150% after such borrowings, subject to certain limitations.
On June 17, 2022, Twin Brook Capital Funding XXXIII MSPV, LLC, as borrower (the “MSPV Borrower”), an indirect, wholly-owned subsidiary of the Company, entered into a new loan and servicing agreement (as amended, supplemented or otherwise modified from time to time, the “MSPV Credit Facility”) with Twin Brook Capital Funding XXXIII, LLC, as the transferor (the “Transferor”), AGTB Fund Manager, LLC, as the servicer, Morgan Stanley Asset Funding, Inc., as administrative agent, the lenders from time to time party thereto and The Bank of New York Mellon Trust Company, National Association, as the collateral agent, account bank and collateral custodian.
From time to time, the Transferor expects to sell and/or contribute certain investments to the MSPV Borrower. Proceeds from the MSPV Credit Facility will be used to finance the origination and acquisition of loans by the MSPV Borrower, including the purchase of such assets from the Transferor. The Company retains a residual interest in assets contributed to or acquired by the MSPV Borrower through its ownership of the MSPV Borrower. The

MSPV Borrower is subject to meet certain covenants under the MSPV Credit Facility agreement. As of June 30, 2023 and December 31, 2022, the MSPV Borrower was in compliance with all such covenants.
The MSPV Credit Facility has a maximum principal amount of $500 million, subject to availability under a borrowing base which consists primarily of commercial loans acquired by the MSPV Borrower from the Transferor, a wholly-owned subsidiary of the Company. The MSPV Borrower may, subject to the applicable prepayment premium, prepay the loans and/or terminate or reduce the revolving commitments under the MSPV Credit Facility at any time without penalty. The obligation of the lenders to make revolving commitments under the MSPV Credit Facility will terminate on June 17, 2025 (the “Reinvestment Period”) with a scheduled final maturity date of June 17, 2027. The revolving loans are subject to an interest rate, during the Reinvestment Period, of Term SOFR plus 2.50% per annum and thereafter, Term SOFR plus 3.00% per annum.

On December 13, 2022, Twin Brook Capital Funding XXXIII ASPV, LLC, as borrower (the “ASPV Borrower”), an indirect, wholly-owned subsidiary of the Company, entered into a new Loan, Security and Collateral Management Agreement (as amended, supplemented or otherwise modified from time to time, the “ASPV Credit Facility”), with the Transferor, AGTB Fund Manager, LLC, as the collateral manager, Ally Bank, as administrative agent and arranger, Computershare Trust Company, National Association, as the collateral custodian, and the lenders from time to time party thereto.

From time to time, the Transferor expects to sell and/or contribute certain investments to the ASPV Borrower. Proceeds from the ASPV Credit Facility will be used to finance the origination and acquisition of loans by the ASPV Borrower, including the purchase of such assets from the Transferor. The Company retains a residual interest in assets contributed to or acquired by the ASPV Borrower through its ownership of the ASPV Borrower.

The ASPV Credit Facility created a revolving loan facility with an initial maximum principal amount of $300 million, subject to availability under a borrowing base which consists primarily of commercial loans acquired by the ASPV Borrower from the Transferor, a wholly-owned subsidiary of the Company. The ASPV Borrower may, subject to the applicable prepayment premium, prepay the loans and/or terminate or reduce the revolving commitments under the ASPV Credit Facility at any time without penalty. The obligation of the lenders to make revolving commitments under the ASPV Credit Facility will terminate on December 12, 2025 (the “Reinvestment Period”) with a scheduled final maturity date of December 12, 2027. The revolving loans will be subject to an interest rate of daily simple SOFR plus 2.875% per annum.

The ASPV Credit Facility is secured by all of the assets of the ASPV Borrower and a pledge of equity interests in the ASPV Borrower. The ASPV Borrower is subject to meet certain covenants under the ASPV Credit Facility agreement. As of June 30, 2023 and December 31, 2022, the ASPV Borrower was in compliance with all such covenants.

The carrying values of borrowings outstanding under the debt facilities approximate fair value. As of June 30, 2023 and December 31, 2022, the asset coverage ratio was 241.0% and 263.6%, respectively. Debt obligations consisted of the following as of June 30, 2023:

Debt obligations consisted of the following as of June 30, 2023:

	As of June 30, 2023
(Amounts in thousands)	Maximum Principal Amount Committed	Principal Amount Outstanding	Principal Amount Available(1)	Carrying Value	Assets Pledged as Collateral(2)
ASPV Credit Facility	$300,000	$91,400	$44,073	$91,400	$229,779
MSPV Credit Facility	$500,000	$331,800	$92,215	$331,800	$664,825
Total debt	$800,000	$423,200	$136,288	$423,200	$894,604
(1)The amount available reflects any limitations related to the facilities borrowing bases.

Debt obligations consisted of the following as of December 31, 2022:

	As of December 31, 2022
(Amounts in thousands)	Maximum Principal Amount Committed	Principal Amount Outstanding	Principal Amount Available(1)	Carrying Value	Assets Pledged as Collateral(2)
ASPV Credit Facility	$300,000	$20,000	$311	$20,000	$62,932
MSPV Credit Facility	$500,000	$303,200	$130,417	$303,200	$677,575
Total debt	$800,000	$323,200	$130,728	$323,200	$740,507
(1)The amount available reflects any limitations related to the facilities borrowing bases.
For the three and six months ended June 30, 2023, and for the three months ended June 30, 2022 and for the period from January 27, 2022 (Inception) to June 30, 2022, the components of interest expense were as follows:

(Amounts in thousands)	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Period from January 27, 2022 (Inception) to June 30, 2022
Interest expense	$9,196	$59	$16,450	$59
Amortization of deferred financing costs	429	45	867	45
Total interest expense	$9,625	$104	$17,317	$104
Average interest rate	7.46%	2.26%	7.30%	2.26%
Average daily borrowings	$414,790	$88	$386,850	$52
Off-Balance Sheet Arrangements
Portfolio Company Commitments
Our investment portfolio may contain debt investments that are in the form of revolving lines of credit and unfunded delayed draw commitments, which require us to provide funding when requested by portfolio companies in accordance with the terms of the underlying loan agreements. Unfunded portfolio company commitments and funded debt investments are presented on the consolidated schedule of investments at fair value. Unrealized appreciation or depreciation, if any, is included in the consolidated statements of assets and liabilities and consolidated statements of operations.

As of June 30, 2023 and December 31, 2022, the Company had the following outstanding commitments to fund investments in current portfolio companies:

Portfolio Company	June 30, 2023	December 31, 2022
First lien senior secured debt	(Amounts in thousands)	(Amounts in thousands)
A.P.A. Industries, LLC	$1,523	$—
ACES Intermediate, LLC	6,964	6,964
ADVI Health, LLC	1,062	1,062
AHR Intermediate, Inc	8,290	12,139
ARC Healthcare Technologies, LLC	—	9,947
Ascent Lifting, Inc.	1,834	1,345
Beghou Consulting, LLC	2,654	—
Benefit Plan Administrators of Eau Claire, LLC	7,263	8,990
BPCP EE Intermedco LLC	3,387	—
BPCP WLF Intermedco LLC	7,876	7,876
Bulk Lift International, LLC	1,748	1,748
Change Academy at Lake of the Ozarks, LLC	4,436	5,786
CL Services Acquisition, LLC	4,852	—
CPS Power Buyer, LLC	2,049	4,705
Custom Agronomics Holdings, LLC	2,312	2,312
Double E Company, LLC	3,694	4,314
Endodontic Practice Partners, LLC	5,301	6,696
Esquire Deposition Solutions, LLC	2,923	6,007
Flourish Research Acquisition, LLC	2,991	—
H2 Holdco, Inc.	9,549	—
Helpware, Inc.	3,205	3,205
Hultec Buyer, LLC	3,442	—
Icreon Holdings, LLC	1,049	1,049
Industrial Air Flow Dynamics, Inc.	2,537	2,114
IPC Pain Acquistion, LLC	2,188	11,945
Ironhorse Purchaser, LLC	2,132	11,624
ITSavvy LLC	1,969	4,784
K-1 Packaging Group, LLC.	6,748	6,748
Kwalu, LLC	5,061	5,061
Load One Purchaser Corporation	9,214	9,214
MacKenzie Childs Acquisition, Inc.	450	445
Medical Technology Associates, Inc.	1,929	1,929
MWEC Management, LLC	3,192	—
Nasco Healthcare Inc.	2,492	3,322
NEFCO Holding Company, LLC	3,551	7,270
NH Kronos Buyer, Inc.	12,443	12,443
Optimized Marketing Acquisition, LLC	2,199	1,861
Propio LS, LLC	3,040	905
Purpose Home Health Acquisition, LLC	8,600	8,600

Portfolio Company	June 30, 2023	December 31, 2022
QLS Buyer, Inc	1,591	—
Raneys, LLC	5,022	1,522
Renovation Systems, LLC	3,076	—
RKD Group, LLC	4,905	4,905
Rose Paving, LLC	2,562	2,006
Shasta Buyer, LLC	1,911	1,962
Sixarp, LLC	6,912	6,912
Soccer Post Acquisition, LLC	1,608	772
Spear Education Holdings, LLC	4,463	4,463
Sun Orchard, LLC	5,223	4,875
Surplus Solutions, LLC	1,771	1,771
Treat Planet Acquisition, LLC	1,965	—
Universal Pure, LLC	5,380	12,228
US Foot and Ankle Specialists, LLC	8,664	12,467
WCI Volt Purchaser, LLC	2,249	2,249
WTWH Buyer, LLC	1,638	1,638
Yard-Nique, Inc	6,500	6,695
Zipline Logistics, LLC	6,214	6,214
Total unfunded portfolio company commitments	$227,803	$243,089
We seek to carefully manage our unfunded portfolio company commitments for purposes of planning our ongoing financial leverage. Further, we maintain sufficient borrowing capacity within the 150% asset coverage ratio, to cover any outstanding portfolio company unfunded commitments we are required to fund.
Contractual Obligations
A summary of our contractual payment obligations under our credit facilities as of June 30, 2023 is as follows:

	Payment Due by Period
(Amounts in millions)	Total	Less than 1 year	1-3	3-5	More than 5 years
ASPV Credit Facility	$91.4	$—	$—	$91.4	$—
MSPV Credit Facility	$331.8	$—	$—	$331.8	$—
Total	$423.2	$—	$—	$423.2	$—
Related Party Transactions
We have entered into a number of business relationships with affiliated or related parties, including the Investment Management Agreement, the Administration Agreement, Expense Support and Conditional Reimbursement Agreement and the Resource Sharing Agreement.
In addition to the aforementioned agreements, we intend to rely on exemptive relief that has been granted to us, our Adviser, and Angelo Gordon to permit us to co-invest with other funds managed by Angelo Gordon in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as any regulatory requirements and other pertinent factors. See “Item 1. – Notes to Consolidated Financial Statements – Note 6. Agreements and Related Party Transactions” for further description of our related party transactions.

Critical Accounting Policies
The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets, and any other parameters used in determining such estimates could cause actual results to differ. Our critical accounting policies, including those relating to the valuation of our investment portfolio, are described in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 17, 2023, and elsewhere in our filings with the SEC. There have been no significant changes this quarter in our critical accounting policies and practices.
Item 3. Quantitative and Qualitative Disclosures About Market Risk.
Uncertainty with respect to the economic effects of rising interest rates in response to inflation, the war in Russia and Ukraine and the ongoing COVID-19 pandemic has introduced significant volatility in the financial markets, and the effect of the volatility could materially impact our market risks, including those listed below. We are subject to financial market risks, including valuation risk and interest rate risk.
Valuation Risk
We have invested, and plan to continue to invest, primarily in illiquid debt and equity securities of private companies. Most of our investments will not have a readily available market price, and therefore, we will value these investments at fair value as determined in good faith by Adviser, pursuant to Rule 2a-5, based on, among other things, the input of independent third party valuation firm(s) engaged by the Adviser, and in accordance with our valuation policy. There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize amounts that are different from the amounts presented and such differences could be material.
Interest Rate Risk
Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. We may fund portions of our investments with borrowings on a short term basis, and at such time, our net investment income will be affected by the difference between the rate at which we invest and the rate at which we borrow. Accordingly, we cannot assure you that a significant change in market interest rates will not have a material adverse effect on our net investment income.
As of June 30, 2023, 100% of our debt investments based on fair value in our portfolio were at floating rates.
Based on our Consolidated Statements of Assets and Liabilities as of June 30, 2023, the following table shows the annualized impact on net income of hypothetical base rate changes in interest rates on our debt investments and leverage (considering interest rate floors for floating rate instruments) assuming each floating rate investment is subject to Term SOFR and there are no changes in our investment and borrowing structure:

(Amounts in millions)	Interest Income	Interest Expense	Net Income
Up 200 basis points	$19.3	$8.5	$10.8
Up 100 basis points	$9.7	$4.2	$5.5
Down 100 basis points	$(9.7)	$(4.2)	$(5.5)
Down 200 basis points	$(19.3)	$(8.5)	$(10.8)
To a limited extent, we may in the future hedge against interest rate fluctuations by using hedging instruments such as futures, options, swaps and forward contracts, and credit hedging contracts, such as credit default swaps.

However, no assurance can be given that such hedging transactions will be entered into or, if they are, that they will be effective.
Item 4. Controls and Procedures.
Evaluation of Disclosure Controls and Procedures
In accordance with Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that our disclosure controls and procedures are effective as of the end of the period covered by the Quarterly Report on Form 10-Q.
Changes in Internal Controls over Financial Reporting
There have been no changes in our internal control over financial reporting that occurred during the period ended June 30, 2023 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION
Item 1. Legal Proceedings.
We are not currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceedings threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. Our business is also subject to extensive regulation, which may result in regulatory proceedings against us. While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, we do not expect that any such future proceedings will have a material effect upon our financial condition or results of operations.
Item 1A. Risk Factors.
In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on March 17, 2023 and May 12, 2023, respectively, which could materially affect our business, financial condition and/or operating results. The risks are not the only risks we face. Additional risks and uncertainties are not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.
We did not sell any securities during the period covered by this Quarterly Report on Form 10-Q that were not registered under the Securities Act.
Item 3. Defaults Upon Senior Securities.
None.
Item 4. Mine Safety Disclosures.
Not applicable.
Item 5. Other Information.
During the fiscal quarter ended June 30, 2023, none of our trustees or executive officers adopted or terminated any contract, instruction or written plan for the purchase or sale of our securities to satisfy the affirmative defense conditions of Rule 10b5-1(c) or any “non-Rule 10b5-1 trading arrangement”.

Item 6. Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger among AG Twin Brook Capital Income Fund and AG Twin Brook BDC, Inc., dated as of May 19, 2023 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 19, 2023)
3.1
Second Amended and Restated Agreement and Declaration of Trust, dated January 1, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 5, 2023)

3.2	Amended and Restated By-laws, dated January 1, 2023 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 5, 2023)
31.1*	Certification of Trevor Clark pursuant to Securities Exchange Act Rule 13a-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Terrence Walters pursuant to Securities Exchange Act Rule 13a-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification of Trevor Clark pursuant to Securities Exchange Act Rule 13a-14(b) and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification of Terrence Walters pursuant to Securities Exchange Act Rule 13a-14(b) and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99*	Unaudited Financial Statements of AG Twin Brook BDC, Inc.
___________________
*Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused his report to be signed on its behalf by the undersigned thereunto duly authorized.

AG Twin Brook Capital Income Fund

August 11, 2023	By:	/s/ Trevor Clark
Trevor Clark
Chief Executive Officer
(Principal Executive Officer)

August 11, 2023	By:	/s/ Terrence Walters
Terrence Walters
Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting Officer)